Filed pursuant to Rule 424(b)(5)
Registration No. 333-169956

The information in this preliminary supplement is not complete and may be changed. This preliminary supplement and the accompanying base prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion)	Issued November 26, 2012

(To Prospectus dated October 15, 2010)

Equity Residential

19,000,000 COMMON SHARES

We are offering 19,000,000 of our common shares of beneficial interest, par value $0.01 per share. For a detailed description of our common shares, see the section entitled “Description of Equity Residential Securities—Common Shares” beginning on page 5 of the accompanying prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “EQR”. The last reported sale price of our common shares on the New York Stock Exchange on November 23, 2012 was $54.46 per share.

To assist us in maintaining our qualification as a real estate investment trust, or “REIT,” for federal income tax purposes, our articles of restatement of declaration of trust contain certain restrictions on ownership of our common shares. See “Description of Equity Residential Securities—Restriction on Ownership and Transfer” in the accompanying prospectus.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and the risks set forth in the documents we have filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us, Before Expenses
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase an additional 2,850,000 common shares to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to purchasers on December     , 2012.

MORGAN STANLEY

November     , 2012

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since then.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives a description of our common shares and more general information about other securities we may offer from time to time under our shelf registration statement, some of which does not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with these documents. This information is available without charge to security holders upon written or oral request. See “Where You Can Find More Information About Us.”

Unless the context otherwise requires or as otherwise specified, references in this prospectus to “we,” “us,” “our” or “the Company” refer to Equity Residential and its subsidiaries, including ERP Operating Limited Partnership. The term “Archstone” refers to Archstone Enterprise LP and its consolidated subsidiaries. See “Prospectus Supplement Summary—Recent Developments.” The “underwiriters” refers to the financial institutions named in the “Underwriting” section of this prospectus supplement.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under “Where You Can Find More Information About Us” contain certain information that we intend to be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. These forward-looking statements relate to such things as our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms. Forward-looking statements also include, without limitation, statements regarding our ability to complete the Archstone Transaction (as described herein), our ability to finance the Archstone Transaction as expected (including our ability to complete successfully dispositions of certain of our assets and the impact of the timing of those dispositions on our financial results), our ability to and the impact of incurring additional debt in connection with the Archstone Transaction (including significant additional near-term maturities), and the impact on the market price of our common shares if we fail to consummate the Archstone Transaction. Factors that could cause actual results to vary from our forward-looking statements include, without limitation, the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies in connection with the Archstone Transaction or other third party consents, the risk that a condition to closing under the agreement governing the Archstone Transaction may not be satisfied, the possibility that the anticipated benefits from the Archstone Transaction will take longer to realize than expected or will not be realized at all, risks related to the diversion of management time and attention to the operation of our business as a result of the Archstone Transaction, and risks related to our investments in joint ventures, including the joint ventures with AvalonBay Communities, Inc. relating to the Archstone Transaction.

Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors. The cautionary statements under the caption “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference, and other similar statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein and therein, identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, those developments could have a material adverse effect on our business, financial condition and results of operations.

In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus supplement and the documents incorporated by reference or deemed incorporated by reference herein will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our common shares. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the risk factors, financial data and related notes, before making an investment decision.

EQUITY RESIDENTIAL

We are a Maryland real estate investment trust (“REIT”) formed in March 1993 and an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top United States growth markets. We are the managing general partner of ERP Operating Limited Partnership and have elected to be taxed as a REIT. As of September 30, 2012, we had a national portfolio of 418 multifamily properties containing 118,986 apartment units located in 13 states and the District of Columbia.

Our principal executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and our telephone number is (312) 474-1300.

RECENT DEVELOPMENTS

On November 26, 2012, we and ERP Operating Limited Partnership (“ERP”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with AvalonBay Communities, Inc. (“AVB”), Archstone Enterprise LP (“Archstone”) and Lehman Brothers Holdings Inc. (“LBHI”). Pursuant to the terms of the Purchase Agreement, ERP, AVB and certain of their respective subsidiaries have agreed to acquire from Archstone and its affiliates (the “Archstone Transaction”), substantially all of the assets and interests in various entities affiliated with Archstone, constituting a portfolio of apartment properties and other assets (the “Archstone Assets”) in exchange for (i) $2.016 billion in cash to be paid by us and $669 million in cash to be paid by AVB, (ii) 34,468,085 of our common shares and 14,889,706 shares of AVB common stock and (iii) the assumption of substantially all of the liabilities related to the Archstone Assets. Following consummation of the Archstone Transaction, we will own assets representing approximately 60% of the Archstone Assets and AVB will own assets representing approximately 40% of the Archstone Assets, as described further herein. See “Archstone Transaction.”

Pursuant to the Archstone Transaction, we have agreed to acquire, directly or indirectly, 78 wholly-owned, stabilized properties consisting of 23,110 apartment units, five additional partially owned and unconsolidated stabilized properties consisting of 1,936 apartment units as well as ownership or ownership interests in four projects under construction for 1,225 apartment units, and fifteen land sites for the potential development of approximately 3,636 apartment units. In addition, EQR and AVB will acquire interests in certain assets and liabilities of Archstone through one or more unconsolidated joint ventures between EQR and AVB that are expected to be owned 60% by EQR and 40% by AVB. These assets include Archstone’s interests in unconsolidated joint ventures that own apartment properties in various U.S. markets and Archstone’s interest in a portfolio of apartment properties in Germany. EQR and AVB will co-manage these assets while working towards liquidating them.

The consummation of the Archstone Transaction is not subject to a financing condition. We plan to initially fund our portion of the cash purchase price through a combination of cash on-hand, available borrowings under our revolving credit facility, proceeds from the disposition of assets sold prior to closing, bank term debt and unsecured debt and equity offerings. Contemporaneously with entering into the Purchase Agreement, we also obtained a commitment from Morgan Stanley Senior Funding, Inc. to provide a $2.5 billion senior unsecured bridge loan facility, for purposes of financing our portion of the cash purchase price and to pay fees and expenses relating to the Archstone Transaction. This facility will only be entered into if we do not otherwise raise all of the capital necessary to finance our portion of the cash purchase price from sources other than the bridge loan facility. As part of the Archstone Transaction we will assume approximately $5.0 billion of outstanding Archstone debt, inclusive of an estimated mark-to-market adjustment of $311.0 million but excluding the anticipated payoff of approximately $421.2 million of Archstone secured debt at closing. In addition, we will assume, through certain partially owned unconsolidated assets in which we are acquiring an interest, approximately $385.6 million of outstanding secured debt, of which our share is approximately $161.7 million. Finally, the unconsolidated joint ventures between EQR and AVB will assume approximately $321.4 million of outstanding secured debt (representing the ventures’ share of $2.2 billion in secured debt), of which our share is approximately $192.3 million. Approximately $5.1 billion of this assumed debt is secured mortgage indebtedness held by (or credit enhanced by) the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”). Of the $421.2 million discussed above, $300 million is a required prepayment of debt held by Fannie Mae.

We intend to finance a portion of the Archstone Transaction cash purchase price, and refinance a portion of the debt incurred or assumed in the Archstone Transaction, through dispositions of our assets in markets we intend to exit, including Atlanta, Orlando, Phoenix and Jacksonville, as well as other non-core assets in other markets. We intend these dispositions to be between $3.0 billion and $4.0 billion by the end of 2013, all of which are intended to be structured as tax free exchanges. Of this amount, we expect to close approximately $1.0 billion of asset sales by the close of the Archstone Transaction and expect that Archstone will sell approximately $750 million of assets that were to be acquired by us prior to the close of the transaction, reducing our cash purchase price by a like amount. We then intend to sell approximately $2.0 billion to $3.0 billion of assets in the balance of 2013, depending on market and other conditions. As a result of these dispositions, as well as the additional indebtedness assumed or incurred in the Archstone Transaction, we expect that the Archstone Transaction will negatively impact our results of operations in 2013.

We cannot assure you that we will be able to complete our dispositions or otherwise obtain alternative sources of financing for the Archstone Transaction in the amounts targeted, in the time period expected, on attractive terms, or at all. See “Archstone Transaction—Financing” and “Risk Factors.”

The Archstone Transaction is expected to close in the first quarter of 2013, subject to the satisfaction or waiver of a number of customary conditions set forth in the Purchase Agreement.

THE OFFERING

Common Shares Offered by Us	19,000,000 (or 21,850,000 if the underwriters’ overallotment option is exercised in full)

Common Shares Outstanding after this Offering	321,674,716 (or 324,524,716 if the underwriters’ overallotment option is exercised in full)

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $         ($         if the underwriters’ overallotment option is exercised in full), after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of this offering to finance a portion of the cash purchase price of the Archstone Transaction. See “Archstone Transaction—Financing.” If the Archstone Transaction is not consummated, we intend to use the net proceeds from this offering for working capital and general company purposes, including, without limitation, the acquisition or development of multifamily properties and the repayment of debt.

New York Stock Exchange Symbol	EQR

ARCHSTONE TRANSACTION

The Archstone Transaction

On November 26, 2012, we and ERP Operating Limited Partnership (“ERP”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with AvalonBay Communities, Inc. (“AVB”), Archstone Enterprise LP (“Archstone”) and Lehman Brothers Holdings Inc. (“LBHI”). Pursuant to the terms of the Purchase Agreement, ERP, AVB and certain of their respective subsidiaries have agreed to acquire from Archstone and its affiliates (the “Archstone Transaction”), substantially all of the assets and interests in various entities affiliated with Archstone, constituting a portfolio of apartment properties and other assets (the “Archstone Assets”) in exchange for (i) $2.016 billion in cash to be paid by us and $669 million in cash to be paid by AVB, (ii) 34,468,085 of our common shares and 14,889,706 shares of AVB common stock and (iii) the assumption of substantially all of the liabilities related to the Archstone Assets. Following consummation of the Archstone Transaction, we will own assets representing approximately 60% of the Archstone Assets and AVB will own assets representing approximately 40% of the Archstone Assets, as described further herein.

Assets to be Acquired

Pursuant to the Archstone Transaction, we have agreed to acquire, directly or indirectly, 78 wholly-owned, stabilized properties consisting of 23,110 apartment units with an average monthly rent of $2,492 per unit, five additional partially-owned and unconsolidated stabilized properties consisting of 1,936 apartment units, as well as ownership or ownership interests in four projects under construction for 1,225 apartment units, and fifteen land sites for the potential development of approximately 3,636 apartment units. The 78 wholly-owned, stabilized properties are located in the following markets:

Market	Properties	Apartment Units
New York Metro	10	2,638
Washington D.C.	24	7,578
Southern California	12	3,374
South Florida	1	196
Boston	8	1,984
San Francisco Bay Area	14	4,827
Seattle	7	1,841
All Other Markets	2	672

Total	78	23,110

The following table provides the percentage of net operating income (“NOI”) generated during the nine months ended September 30, 2012, by market for all operating properties and pro forma combined with the Archstone Portfolio:

Market	Equity Residential % of 2012 YTD 9/30/12 NOI	Archstone % of 2012 YTD 9/30/12 NOI	Pro Forma % of 2012 YTD 9/30/12 NOI
New York Metro	13.8%	18.1%	14.8%
Washington D.C.	16.1%	33.5%	20.1%
Southern California	20.3%	11.0%	18.1%
South Florida	9.4%	0.4%	7.3%
Boston	8.0%	13.3%	9.2%
San Francisco Bay Area	7.8%	18.5%	10.3%
Seattle	7.3%	4.3%	6.6%
All Other Markets	17.3%	0.9%	13.6%

Total	100.0%	100.0%	100.0%

The following table provides the name and location of the 78 wholly-owned, stabilized properties we have agreed to acquire:

Washington D.C.	San Francisco Bay Area	Southern California	New York Metro

Archstone 2501 Porter

The Flats at DuPont Circle

Calvert Woodley

Cleveland House

Archstone Connecticut Heights

Archstone DuPont Circle

Park Connecticut

Alban Towers

Archstone Van Ness

Westchester at the Pavilions

Westchester Rockville Station

Archstone 2201 Wilson

Archstone Columbia Crossing

Archstone Courthouse Plaza

Crystal Place

Archstone Crystal Towers

Archstone Lofts 590

Archstone Fairchase

Archstone Monument Park

Oakwood Crystal City/Gateway Place

Archstone Pentagon City

Archstone Rosslyn

Archstone Virginia Square

Water Park Towers

Archstone Cupertino

Archstone Emerald Park

Archstone Emeryville

Archstone Santa Clara

Archstone Fox Plaza

Archstone Fremont Center

Archstone Hacienda

Archstone Mountain View

Archstone Redwood Shores

Harborside

Archstone San Mateo

Archstone Sausalito

Archstone South Market

Archstone South San Francisco

Seattle

Archstone Belltown

Cedar River*

Archstone Elliot Bay

Archstone Northcreek

Oakwood Bellevue

Archstone Redmond Park

Archstone Redmond Court

Archstone Agoura Hills

Archstone City Place

Archstone Glendale

Archstone Playa Del Rey

Archstone Santa Monica

Archstone Ventura

Archstone Westside

Breakwater at Marina Del Rey/Villa Venetia

Archstone Marina Del Rey

Oakwood Marina Del Rey

Archstone Del Mar Heights

Archstone Encinitas

Boston

Archstone Avenir

Archstone CambridgePark

Archstone Cronin’s Landing

Archstone Kendall Square

Oakwood Boston

Archstone Quarry Hills

Archstone Watertown Square

Archstone Boston Common

Archstone 101 West End

Archstone Brooklyn Heights

Archstone Camargue

Archstone Chelsea

Archstone East 39th

Archstone Hoboken

West 96th/Key West

Archstone Murray Hill

The Westmont

Archstone West 54th

Southern Florida

Archstone Delray Beach

All Other Markets

Westchester at Clairmont

Archstone Desert Harbor

*	The above property information is as of September 30, 2012. Cedar River was sold subsequent to September 30, 2012, with EQR receiving the economic benefit of such sale.

In addition, EQR and AVB will acquire certain assets of Archstone, including Archstone’s interests in certain joint ventures, interests in Archstone’s German portfolio and certain development land parcels, through one or more unconsolidated joint ventures between EQR and AVB that are expected to be owned 60% by EQR and 40% by AVB. These joint ventures between EQR and AVB will consist of assets that do not fit EQR’s or AVB’s core strategy or asset class. As a result, EQR and AVB plan to divest these joint venture assets as promptly as reasonably possible, subject to market and other economic conditions.

EQR and AVB will also own, through an unconsolidated joint venture expected to be owned 60% by EQR and 40% by AVB, certain entities that are subject to existing tax protection arrangements and approximately $330.0 million in preferred interests of Archstone unitholders ($260.6 million of which are subject to tax protection arrangements), which will restrict our ability to dispose of certain assets acquired from Archstone and require the joint venture to comply with the requirements of the preferred interests, including their right of redemption.

Additional Agreements; Closing

At the closing of the Archstone Transaction, LBHI and EQR have agreed to enter into a Registration Rights Agreement, which grants LBHI certain customary registration rights to cover resales of the EQR common shares to be acquired by LBHI, and EQR, Archstone, LBHI and certain affiliates receiving EQR common shares have agreed to enter into a Shareholders Agreement pursuant to which LBHI will agree to vote their common shares in most cases in accordance with the recommendations of our board of trustees.

The Archstone Transaction is expected to close in the first quarter of 2013, subject to the satisfaction or waiver of a number of customary conditions set forth in the Purchase Agreement. The consummation of the Archstone Transaction is not conditioned on receipt of any third-party consents, including Archstone unitholders.

Financing

The consummation of the Archstone Transaction is not subject to a financing condition. We plan to fund our portion of the cash purchase price through a combination of cash on-hand, available borrowings under our $1.75 billion revolving credit facility (which we have the right to increase to $2.25 billion under certain conditions, and which we may attempt to further increase), proceeds from the disposition of non-core apartment assets, bank term debt and unsecured debt and equity offerings. Contemporaneously with entering into the Purchase Agreement, we also obtained a commitment from Morgan Stanley Senior Funding, Inc. to provide a $2.5 billion senior unsecured bridge loan facility (the “Facility”), for purposes of financing our portion of cash purchase price and to pay fees and expenses relating to the Archstone Transaction. The Facility will only be entered into if we do not otherwise raise all of the capital necessary to finance our portion of the cash purchase price from sources other than the Facility.

As part of the Archstone Transaction we will assume approximately $5.0 billion of outstanding Archstone debt, inclusive of an estimated mark-to-market adjustment of $311.0 million but excluding the anticipated payoff of approximately $421.2 million of Archstone secured debt at closing. In addition, we will assume, through certain partially owned unconsolidated assets in which we are acquiring an interest, approximately $385.6 million of outstanding secured debt, of which our share is approximately $161.7 million. Finally, the unconsolidated joint ventures between EQR and AVB will assume approximately $321.4 million of outstanding secured debt (representing the ventures’ share of $2.2 billion in secured debt), of which our share is approximately $192.3 million. Approximately $5.1 billion of such assumed debt is secured mortgage indebtedness held by (or credit enhanced by) Fannie Mae or Freddie Mac. Approximately $2.5 billion of such secured debt to be assumed matures prior to the end of 2014. Fannie Mae and Freddie Mac have agreed to the assumption of this debt by EQR. Of the $421.2 million discussed above, $300 million is a required prepayment of debt held by Fannie Mae.

We intend to finance a portion of the Archstone Transaction cash purchase price, and refinance a portion of the debt incurred or assumed in the Archstone Transaction, through dispositions of our assets in markets we intend to exit, including Atlanta, Orlando, Phoenix and Jacksonville, as well as other non-core assets in other markets. We intend these dispositions to be between $3.0 billion and $4.0 billion by the end of 2013, all of which are intended to be structured as tax free exchanges. Of this amount, we expect to close approximately $1.0 billion of asset sales by the close of the Archstone Transaction and expect that Archstone will sell approximately $750 million of assets that were to be acquired by us prior to the close of the transaction, reducing our cash purchase price by a like amount. We then intend to sell approximately $2.0 billion to $3.0 billion of assets in the balance of 2013, depending on market and other conditions. As a result of these dispositions, as well as the additional indebtedness assumed or incurred in the Archstone Transaction, we expect that the Archstone Transaction will negatively impact our results of operations in 2013.

We cannot assure you that we will be able to complete our dispositions in the amounts targeted, in the time period expected, or otherwise obtain alternative sources of financing for the Archstone Transaction on attractive terms, or at all. See “Risk Factors.”

Additional Information

There can be no assurance that the Archstone Transaction will be consummated or if consummated, of the timing thereof. The foregoing description of the Archstone Transaction and the Purchase Agreement is not complete and is subject to and qualified in its entirety by reference to Item 1.01 of our Current Report on Form 8-K filed on November 26, 2012, the terms of which are incorporated herein and in the accompanying prospectus by reference. This offering is not conditioned upon completion of the Archstone Transaction.

RISK FACTORS

An investment in our common shares involves various material risks. You should carefully consider the risk factors set forth below and the risks starting on page 11 of our most recent annual report on Form 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended.

We plan to fund a portion of the cash purchase price of the Archstone Transaction as well as repay indebtedness incurred or assumed in connection with the Archstone Transaction with capital raised through significant dispositions of assets. If we are unable to consummate such dispositions in a timely manner, on attractive terms, or at all, we will likely have to incur greater indebtedness and/or issue additional equity securities.

We currently expect to finance a portion of the cash purchase price of the Archstone Transaction and to ultimately refinance indebtedness assumed or incurred in connection with the Archstone Transaction with proceeds generated from the disposition of certain Archstone assets and of our assets that we believe are not consistent with our ongoing business strategy or that may be in markets in which we intend to reduce our current presence. The amount of such proposed dispositions is significant, with targeted sales between $3.0 billion and $4.0 billion by the end of 2013. We can provide no assurance that we will in fact be able to consummate such dispositions at all, at a time necessary to apply the proceeds to the Archstone Transaction or the refinancing of debt, or at prices that we would otherwise expect to achieve. Factors that could limit our ability to successfully dispose of assets include:

•

the possible lack of financing available to potential buyers, in particular if prevailing interest rates rise or if Fannie Mae or Freddie Mac increase their interest rates on their lending, make their underwriting criteria more restrictive, or if the lending of Fannie Mae and/or Freddie Mac are curtailed or ultimately terminated;

•	our ability to successfully execute a disposition plan that is significant in size and more significant than any disposition plan that we have previously executed;

•	other sellers marketing competing properties; and

•	the fact that potential purchasers will perceive that we are more likely to sell on less favorable terms to us due to the Archstone Transaction and related refinancing requirements.

Any failure to timely achieve any anticipated dispositions would likely require us to incur greater indebtedness to fund the Archstone Transaction or seek other methods to refinance the debt incurred or assumed in connection with the Archstone Transaction, which involves the risk described herein, or issue more equity securities, which is subject to execution risk. The failure to successfully execute our disposition plan could have a material adverse effect on our financial condition, liquidity, results of operations and distributions to our shareholders.

In addition, we plan to defer the taxable gain on certain of our dispositions as exchanges made in connection with the Archstone Transaction pursuant to Section 1031 of the Internal Revenue Code. The requirements for qualification under Section 1031 are technical and complex. To the extent we are unable to defer such gains to the extent anticipated, the benefits of such dispositions will be reduced, and we could recognize significant taxable gains as a result of such dispositions, which would require us to make distributions in excess of our expectations, which would have a material adverse effect on our financial condition.

There can be no assurance that the Archstone Transaction will be consummated in accordance with the anticipated timing or at all, and the closing of this offering is not conditioned on the consummation of the Archstone Transaction.

Although we expect to close the Archstone Transaction in the first quarter of 2013, there can be no assurance that the Archstone Transaction will be completed in accordance with the anticipated timing or at all.

The Purchase Agreement contains closing conditions, which may not be satisfied or waived, in which case ERP and AVB and/or LBHI will not be obligated to complete the Archstone Transaction. In addition, under circumstances specified in the Purchase Agreement, ERP and AVB or LBHI may terminate the Purchase Agreement.

Additionally, the closing of this offering is not conditioned on the consummation of the Archstone Transaction. Therefore, upon the closing of this offering, you will become a holder of our common shares irrespective of whether the Archstone Transaction is consummated or delayed. If this offering is consummated, your expected earnings per common share and our distributions per common share may be reduced. Also, the price of our common shares may decline to the extent that the current market price of our common shares reflects a market assumption that the Archstone Transaction will be consummated and that we will realize certain anticipated benefits of the Archstone Transaction.

We expect to incur significant additional indebtedness, including significant floating rate debt and significant amounts of indebtedness with maturity dates in 2013 and 2014, in order to consummate the Archstone Transaction, which may have a material adverse effect on our financial condition, results of operations, and distributions to our shareholders.

This offering of common shares forms part of a larger financing plan for the Archstone Transaction described elsewhere in this prospectus supplement. In addition to this offering of common shares, we may raise additional funds to finance our portion of the Archstone Transaction cash purchase price through one or more methods, including, without limitation, from borrowings under our revolving credit facility, proceeds from asset dispositions, bank term debt or unsecured debt or equity offerings. Depending on market conditions, we may increase or decrease the anticipated sources of debt financing that are reflected in the footnotes to the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Capitalization.”

In the event we are unable to fund our portion of the cash purchase price from the sources described above, we have obtained a commitment for a bridge loan facility pursuant to which the bridge lenders have committed to provide, subject to certain conditions, the additional financing required for the Archstone Transaction through a $2.5 billion bridge loan. We may use this bridge loan facility to finance all or part of the Archstone Transaction. Any such bridge facility financing will be at a higher cost than other sources of financing. Our obligations under the Purchase Agreement are not conditioned upon the consummation of any or all of the financing transactions. See “Archstone Transaction—Financing” and “Use of Proceeds.”

In connection with the Archstone Transaction, we will also assume significant indebtedness, including a significant amount of secured mortgage indebtedness. At September 30, 2012, we had indebtedness of $9.3 billion, including $7.0 million of outstanding borrowings under our revolving credit facility, a total of $5.4 billion of outstanding unsecured senior debt securities and $3.9 billion of outstanding mortgage debt. Taking into account our existing indebtedness, the assumption of indebtedness in the Archstone Transaction, and possible financing plans to fund our portion of the Archstone Transaction cash purchase price, our pro forma consolidated indebtedness as of September 30, 2012, after giving effect to the Archstone Transaction, would be approximately $16.2 billion, $6.2 billion of which will mature between September 30, 2012 and December 31, 2014. We may not be able to repay or otherwise refinance such indebtedness when it becomes due and payable, which would have a material adverse effect on our results of operations, liquidity and financial condition. If we default under a mortgage loan, we may lose the properties securing these loans.

Further, because a significant amount of the assets we expect to acquire from Archstone are secured by mortgage indebtedness, and because we intend to dispose of significant amounts of our properties that are currently unencumbered, our unencumbered asset pool will be reduced significantly. This may increase our costs of raising additional unsecured indebtedness and could significantly limit our financial flexibility.

In addition, a significant amount of the indebtedness we expect to incur and assume in connection with the Archstone Transaction will have floating interest rates rather than fixed interest rates. To the extent that interest rates increase and we are unable to successfully hedge against rising interest rates, our interest expense could increase substantially. For example, based upon our current expectations relating to the Archstone Transaction, a 100 basis point increase in short term interest rates would result in an annualized increase in our interest expense of approximately $30 million.

Our indebtedness could have additional significant adverse consequences on our business, such as:

•	having our long-term debt downgraded or put on a watch list by one or more rating agencies;

•

requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes and reduce cash for distributions;

•	limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

•

increasing the costs of incurring additional debt and, to the extent we are required to use the bridge loan facility to fund the Archstone Transaction, increase our debt costs relative to other potential sources of debt financing;

•	increasing our exposure to floating interest rates;

•	limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•	restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•

restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our and our subsidiaries’ existing and future indebtedness, including, in the case of certain indebtedness of subsidiaries, certain covenants that restrict the ability of subsidiaries to pay dividends or make other distributions to us;

•

exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our or our subsidiaries’ debt instruments that could have a material adverse effect on our business, financial condition and operating results;

•	increasing our vulnerability to a downturn in general economic conditions; and

•	limiting our ability to react to changing market conditions in our industry and in our tenants’ and borrowers’ industries.

The impact of any of the potential adverse consequences could have a material adverse effect on our results of operations, financial condition, liquidity, and distributions to our shareholders.

We have not identified any specific use of the net proceeds of this offering in the event that the Archstone Transaction is not consummated or the Purchase Agreement is terminated.

This offering of common shares is not conditioned upon the completion of the Archstone Transaction. Consummation of the Archstone Transaction is subject to a number of conditions, and, if the Archstone Transaction is not consummated or the Purchase Agreement is terminated for any reason, our board of trustees and management will have broad discretion in the application of the net proceeds from this offering. We have not identified a specific use for any such net proceeds if the Archstone Transaction is not consummated or the Purchase Agreement is terminated. If the Archstone Transaction is not consummated or the Purchase Agreement is terminated for any reason, we intend to use the net proceeds of this offering for general corporate purposes. The failure of our management to use such net proceeds effectively could have a material adverse effect on our business and results of operations, including our earnings per share.

The Archstone Acquisition is expected to be dilutive initially to our earnings and earnings per share.

As a result of the issuance of our common shares to LBHI as part of the consideration paid in the Archstone Transaction and the sale of our common shares in this offering to finance the Archstone Transaction, as well as a result of the expected dispositions necessary to enable us to finance the Archstone Transaction, the Archstone Transaction is expected to be dilutive to our operating results, both on an absolute basis and on a per share basis. However, the amount of any dilution will depend on a number of factors, including the pace of our planned asset sales, as discussed above and the ultimate mix of sources used to finance the Archstone Transaction. For example, if our disposition plan occurs at a faster pace than anticipated, such dispositions will result in more dilution to our revenues, net income, NOI, funds from operations and normalized funds from operations.

We will incur substantial expenses and payments even if the Archstone Transaction is not completed.

We have incurred substantial legal, accounting, financial advisory and other costs and our management has devoted considerable time and effort in connection with the Archstone Transaction. If the Archstone Transaction is not completed, we will bear certain fees and expenses associated with the Archstone Transaction without realizing the benefits of the Archstone Transaction. The fees and expenses may be significant and could have an adverse impact on our results of operations.

The Purchase Agreement provides for a break-up fee payable by ERP and AVB of $650 million (or $800 million if ERP and AVB extend the closing date of the Archstone Transaction beyond January 24, 2013) if the Purchase Agreement is terminated under certain circumstances, including as a result of a breach by ERP and AVB of any covenant or agreement under the Purchase Agreement. Any payment of the break-up fees would have a material adverse impact on our results of operations and our liquidity.

Our obligations under the Purchase Agreement entered into in the Archstone Transaction are joint and several with AVB. The failure of AVB to perform its obligations could cause the Purchase Agreement to be terminated and could have a material adverse effect on our results of operations and financial condition.

Although we have agreed to purchase approximately 60% of the Archstone Assets in the Archstone Transaction and AVB has agreed to acquire approximately 40% of the Archstone Assets, our obligations under the Purchase Agreement are joint and several with AVB. If AVB determines not to consummate the Archstone Transaction, we do not have the right to consummate the transaction alone. In addition, although we expect to be liable only for our pro rata share of any break-up fee or other obligations arising under the Purchase Agreement (approximately 60%) pursuant to arrangements with AVB, in the event AVB fails to pay its pro rata share of any such obligations, we will be responsible for paying 100% of such obligations. As a result, the failure of AVB to perform its obligations under the Purchase Agreement would have a material adverse effect on our results of operations, financial condition, liquidity, and distributions to our shareholders.

Several of the assets we expect to acquire in the Archstone Transaction are subject to tax protection agreements, which could limit our flexibility with respect to our ownership of such assets.

Several of the assets we expect to acquire in the Archstone Transaction were contributed to Archstone subject to various agreements limiting the ability of the owner of the property to take actions that would trigger income tax liability for the contributing owner of the property, including a taxable disposition of the property. In addition, we will also be required to maintain a certain amount of qualified nonrecourse financing on the tax protected properties during their respective restricted periods. Our obligations relating to the tax protected properties may affect the way in which we conduct our business, including whether, when and under what circumstances we sell properties or interests therein and the timing and nature of our financings and refinancing transactions. As a result, we may not be able to dispose of or refinance the tax protected properties when to do so may have otherwise been favorable to us and our shareholders, which could have a material adverse effect on our results of operations and financial condition.

Our business and the market price of our common shares may be adversely affected if the Archstone Transaction is not completed.

The Archstone Transaction is subject to customary and other closing conditions. If the Archstone Transaction is not completed, we could be subject to a number of risks that may adversely affect our business and the market price of our common shares, including:

•

our management’s attention may be diverted from our day-to-day business and our employees and our relationships with customers may be disrupted as a result of efforts relating to attempting to consummate the Archstone Transaction;

•	the market price of our common shares may decline to the extent that the current market price reflects a market assumption that the Archstone Transaction will be completed;

•	we must pay certain costs related to the Archstone Transaction, such as legal and accounting fees and expenses, regardless of whether the Archstone Transaction is consummated; and

•	we would not realize the benefits we expect to realize from consummating the Archstone Transaction.

The intended benefits of the Archstone Transaction may not be realized, which could have a negative impact on our results of operations, financial conditions, the market price of our common shares, and our distributions to our shareholders.

We may be subject to additional risks and may not be able to achieve the anticipated benefits of the Archstone Transaction if the transaction is consummated. Upon completion of the Archstone Transaction, we will need to integrate the properties and other assets we acquire from Archstone (the “Archstone Portfolio”) with our existing operations. The Archstone Transaction represents the largest acquisition of a property portfolio ever attempted by us other than the acquisition by merger of entire operating companies and their supportive infrastructure. We may not be able to accomplish the integration of the Archstone Portfolio smoothly, successfully or within the anticipated costs. The diversion of our management’s attention from our current operations to integration efforts and any difficulties encountered could prevent us from realizing the full benefits anticipated to result from the Archstone Transaction and could adversely affect our business and the price of our common shares. Additional risks include, among others:

•

inability to successfully integrate the operations or information technology of acquired companies, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of the acquisitions within the anticipated timeframe or at all;

•	inability to effectively monitor and manage our expanded portfolio of properties, retain key employees or attract highly qualified new employees;

•

increased costs or increases in taxable income due to restructuring or other steps required in connection with the integration of the Archstone Portfolio as a result of our compliance with the tax requirements applicable to real estate investment trusts under the Internal Revenue Code;

•	projections of estimated future revenues, cost savings or operating metrics that we develop during the due diligence and integration planning process might be inaccurate;

•	the value of acquired assets or the market price of our common shares may decline;

•	the impact of the Archstone Portfolio on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002;

•	unanticipated issues, expenses and liabilities;

•	diversion of our management’s attention away from other business concerns;

•	exposure to any undisclosed or unknown potential liabilities relating to the Archstone Portfolio; and

•	potential underinsured losses on the Archstone Portfolio.

We cannot assure you that we would be able to integrate the Archstone Portfolio without encountering difficulties or that any such difficulties will not have a material adverse effect on us. Failure to realize the intended benefits of the Archstone Transaction could have a material adverse effect on our results of operations, financial condition, the market price of our common shares and our distributions to our shareholders.

We will increase our concentration of properties in certain core markets as a result of the Archstone Transaction, which could have an adverse effect on our operations if a particular market is adversely affected by economic or other conditions.

As a result of the Archstone Transaction, we will increase our concentration of properties in certain core markets as a result of our strategy to reposition our portfolio from low barrier to entry/non-core markets to high barrier to entry/core markets. If any one or more of such core markets, such as Washington D.C., Southern California, New York or San Francisco, which will generate approximately 20%, 18%, 15% and 10%, respectively, of our NOI as of September 30, 2012, on a pro forma basis, is adversely affected by local or regional economic conditions (such as business layoffs, industry slowdowns, changing demographics and other factors) or local real estate conditions (such as oversupply of or reduced demand for multi-family properties), such conditions may have an increased adverse impact on our results of operations than if our portfolio was more geographically diverse.

Our real estate development activities are subject to risks particular to development, such as unanticipated expenses, delays and other contingencies, any of which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common shares.

We engage in development and redevelopment activities with respect to certain of our properties and will engage in such development and redevelopment activities with respect to certain of the assets we expect to acquire in the Archstone Transaction. To the extent that we continue to engage in development and redevelopment activities, we will be subject to certain risks, including, without limitation:

•	the potential that we may fail to recover expenses already incurred if we abandon development or redevelopment opportunities after we begin to explore them;

•	the potential that we may expend funds on and devote management time to projects which we do not complete;

•	construction or redevelopment costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated, or unprofitable;

•

time required to complete the construction or redevelopment of a project or to lease up the completed project may be greater than originally anticipated, thereby adversely affecting our cash flow and liquidity;

•	the cost and timely completion of construction (including risks beyond our control, such as weather or labor conditions, or material shortages);

•	contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;

•	failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all;

•	delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws;

•	occupancy rates and rents of a completed project may not be sufficient to make the project profitable;

•

our ability to dispose of properties developed or redeveloped with the intent to sell could be impacted by the ability of prospective buyers to obtain financing given the current state of the credit markets; and

•	the availability and pricing of financing to fund our development activities on favorable terms or at all.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent the initiation of development and redevelopment activities or the completion of development and redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common shares, distributions to our shareholders, and ability to satisfy our principal and interest obligations.

The unaudited pro forma financial information in this prospectus supplement may not be indicative of our actual financial position or results of operations, and the purchase price of the Archstone Portfolio may not reflect the prices that we would obtain if such assets were sold to a third party.

The unaudited pro forma financial information contained in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Archstone Transaction been completed as of the date indicated. The unaudited pro forma financial information reflects adjustments, which are based upon assumptions and preliminary estimates that we believe to be reasonable, including an estimate relating to the financing of the Archstone Transaction, but we can provide no assurance that any or all of such assumptions or estimates are correct. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” for more information.

We did not obtain third-party appraisals for the Archstone Portfolio and based the purchase price for such assets on internal valuations. Accordingly, the values of such assets as set forth in our pro forma financial statements may not reflect the prices that we would obtain if such assets were sold to a third party.

Our investments in joint ventures could be adversely affected by our lack of sole decision-making authority regarding major decisions, our reliance on our joint venture partners’ financial condition, any disputes that may arise between us and our joint venture partners, and our exposure to potential losses from the actions of our joint venture partners.

A portion of the assets we are acquiring in the Archstone Transaction are being acquired through joint ventures with AVB that neither we nor AVB will control solely. Joint ventures, including our proposed joint ventures with AVB, involve risks not present with respect to our wholly owned properties, including the following:

•

We may be unable to take actions that are opposed by our joint venture partners under arrangements that require us to share decision-making authority over major decisions affecting the ownership or operation of the joint venture and any property owned by the joint venture, such as the sale or financing of the property or the making of additional capital contributions for the benefit of the property;

•	Our joint venture partners may take actions that we oppose;

•	Our ability to sell or transfer our interest in a joint venture to a third party may be restricted without prior consent of our joint venture partners;

•

Our joint venture partners might become bankrupt or fail to fund their share of required capital contributions, which may delay construction or development of a property or increase our financial commitment to the joint venture;

•

Our joint venture partners may have business interests or goals with respect to a property that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the property;

•

We may disagree with our joint venture partners about decisions affecting a property or the joint venture, which could result in litigation or arbitration that increases our expenses, distracts our officers and directors and disrupts the day-to-day operations of the property, including by delaying important decisions until the dispute is resolved; and

•	We may suffer losses as a result of actions taken by our joint venture partners with respect to our joint venture investments.

Any of these risks could materially and adversely affect our ability to generate and recognize attractive returns on our joint venture investments, which could have a material adverse effect on our results of operations, financial condition, and distributions to our shareholders.

Shares eligible for future resale by LBHI may depress our share price.

We have agreed to issue 34,468,085 of our common shares to LBHI in connection with the Archstone Transaction. We have agreed to enter into a Registration Rights Agreement at the closing of the Archstone Transaction to cover resales of such shares. The resale of substantial amounts of our common shares by LBHI in the public markets, or even the anticipation of the resale of such shares, could have a material adverse effect on the market price of our common shares. Such an adverse effect on the market price of our common shares would make it more difficult for us to sell our shares in the future at prices which we deem appropriate or to use our shares as currency for future acquisitions.

The inability of LBHI to fulfill its indemnification obligations to us under the Purchase Agreement could increase our liabilities and adversely affect our results of operations and financial condition.

In addition to certain indemnification obligations of each party to the Purchase Agreement relating to breaches of fundamental representations and warranties and breaches of covenants and certain other specified matters, we have negotiated as a term in the Purchase Agreement that LBHI retain responsibility for and indemnify us against damages resulting from certain third-party claims or other liabilities. These third-party claims and other liabilities include, without limitation, costs associated with various litigation matters. LBHI filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in September 2008 and is currently in the process of post-petition liquidation. If LBHI completes its liquidation prior to the termination of their indemnity obligations to us under the Purchase Agreement, or otherwise distributes substantially all of its assets to its creditors prior to such time, LBHI may not be able to satisfy its obligations with respect to claims and retained liabilities covered by the Purchase Agreement. The failure of LBHI to satisfy such obligations could have a material adverse effect on our results of operations and financial condition because claimants may successfully assert that we are liable for those claims and/or retained liabilities. In addition, we expect that certain obligations of LBHI to indemnify us will terminate upon expiration of the applicable indemnification period (generally no more than three years following the closing). The assertion of third-party claims after the expiration of the applicable indemnification period, or the failure of LBHI to satisfy its indemnification obligations, could have a material adverse effect on our results of operations and financial condition.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On November 26, 2012, Equity Residential and ERP Operating Limited Partnership (collectively, the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Avalon Bay Communities, Inc. (“AVB”), Archstone Enterprise LP (“Archstone”) and Lehman Brothers Holdings Inc. (“LBHI”) pursuant to which the Company, AVB and certain of their respective subsidiaries have agreed to acquire from Archstone and its affiliates, all of the assets and interests in various entities affiliated with Archstone. In connection with the acquisition, the Company will acquire a portfolio of apartment properties in exchange for (i) cash in the aggregate amount of $2.0 billion, (ii) 34.5 million common shares of beneficial interest of Equity Residential, and (iii) the assumption of liabilities related to the Archstone Portfolio (see definition below). Following consummation of these transactions, the Company will own assets representing approximately 60% of the Archstone Portfolio and AVB will own assets representing approximately 40% of the Archstone Portfolio.

The Company will pay approximately $9.6 billion, inclusive of assumed debt of approximately $5.0 billion, and receive approximately seventy-five wholly owned and five partially owned properties containing approximately 25,000 apartment units located primarily in high barrier to entry markets where the Company already operates. The portfolio contains 22.2 million net rentable square feet of residential space and approximately 475,000 square feet of commercial space. In addition, the Company and AVB will acquire interests in certain assets of Archstone, including Archstone’s interests in certain joint ventures, interests in the Archstone German portfolio and certain development land parcels through one or more unconsolidated joint ventures between the Company and AVB that are expected to be owned 60% by the Company and 40% by AVB (the Company’s collective acquisition is referred to as the “Archstone Portfolio”). The joint ventures between the Company and AVB will consist of assets that do not fit the Company’s or AVB’s core strategy or asset class. As a result, the Company and AVB plan to divest (held for sale) the joint venture assets as promptly as reasonably possible, subject to market and other economic conditions.

The closing of this pending transaction is subject to certain conditions and restrictions, therefore, there can be no assurance that this transaction will be consummated or that the final terms will not differ in material respects from those summarized in the preceding paragraph.

The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheets of Equity Residential and ERP Operating Limited Partnership are presented as if the Archstone Portfolio had been acquired on September 30, 2012. The accompanying unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine-month period ended September 30, 2012 and for the year ended December 31, 2011 of Equity Residential and ERP Operating Limited Partnership are presented as if the Archstone Portfolio had been acquired on January 1, 2011. The Archstone Portfolio is expected to be purchased during 2013. The unaudited Pro Forma Condensed Consolidated Balance Sheets are segregated into separate components as follows:

•	the historical Consolidated Balance Sheets of the Company;

•	the carrying value of the Archstone historical working capital;

•	the Company’s ownership interest in the net working capital of the joint ventures with AVB;

•	the details of the transaction including the issuance of common shares, financing required and the allocation of the estimated purchase price to the real estate assets acquired; and

•	the Pro Forma Condensed Consolidated Balance Sheets of the Company.

The unaudited Pro Forma Condensed Consolidated Statements of Operations are segregated into separate components as follows (with the year ended December 31, 2011 including an additional reclassification for discontinued operations):

•	the historical Consolidated Statements of Operations of the Company;

•	the historical combined revenues and certain expenses of the properties to be acquired for Archstone’s period of ownership;

•	removal of the historical combined revenues and certain expenses of the properties to be acquired for unconsolidated entities that are included at full ownership in the previous column;

•	the pro forma loss from investments in unconsolidated entities for Archstone’s period of ownership with respect to the Company’s 60% ownership interest in the unconsolidated joint ventures with AVB;

•	the pro forma details of the transaction including the adjusted depreciation and interest expense; and

•	the Pro Forma Condensed Consolidated Statements of Operations of the Company.

These Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with:

•

The Company’s historical consolidated financial statements and notes thereto as of and for the nine-month period ended September 30, 2012, included in the Company’s Combined Form 10-Q filed with the SEC on November 1, 2012;

•

The Company’s historical consolidated financial statements and notes thereto as of and for the year ended December 31, 2011, included in the Company’s Combined Form 10-K filed with the SEC on February 24, 2012 and as updated for discontinued operations on the Combined Form 8-K filed with the SEC on June 13, 2012; and

•	Financial statements of real estate operations acquired included in the Company’s Form 8-K filed on November 26, 2012.

In management’s opinion, all adjustments necessary to reflect the transaction including the acquisition of the Archstone Portfolio have been made. The following unaudited Pro Forma Condensed Consolidated Balance Sheets do not purport to represent the future financial position of the Company. The unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what the actual results of operations would have been for the nine-month period ended September 30, 2012 or for the year ended December 31, 2011 assuming the above transaction had been consummated on January 1, 2011, nor do they purport to represent the future results of operations of the Company.

These unaudited pro forma condensed consolidated financial statements assume a $750.0 million offering of our common shares. The offering contemplated by this prospectus supplement relates to an offering of 19,000,000 of our common shares (an assumed offering price of approximately $1.035 billion at a per share price of $54.46 (the closing price of our common shares on November 23, 2012)). This increase in the size of the offering has the effect of reducing the pro forma interest expense and increasing the pro forma weighted average shares outstanding. Therefore, these unaudited pro forma condensed consolidated financial statements should not be relied on to determine the pro forma effect of this offering without taking into account the actual number of common shares offered hereby. Please see the Capitalization section of this prospectus supplement for further information on the pro forma effect of this offering.

EQUITY RESIDENTIAL

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2012

(Amounts in thousands)

(Unaudited)

	(1) Equity Residential Historical	(2) Archstone Historical	(3) Joint Venture	(4) Transaction		Pro Forma Amounts
ASSETS
Investment in real estate
Land	$4,609,337	$—	$—	$2,372,000	(4a)	$6,981,337
Depreciable property	15,943,139	—	—	6,156,689	(4b)	22,399,101
				316,870	(4c)
				(17,597	)(4d)
Projects under development	194,254	—	—	22,638	(4e)	216,892
Land held for development	404,846	—	—	242,240	(4f)	647,086

Investment in real estate	21,151,576	—	—	9,092,840		30,244,416
Accumulated depreciation	(4,880,808)	—	—	—		(4,880,808)

Investment in real estate, net	16,270,768	—	—	9,092,840		25,363,608

Cash and cash equivalents	45,623	64,393	—	24,767	(4g)	134,783
				726,900	(4h)
				123,706	(4i)
				1,875,000	(4j)
				(2,725,606	)(4k)
Investments in unconsolidated entities	17,906	(3,795)	(56,090)	164,548	(4l)	191,000
				68,431	(4m)
Deposits – restricted	120,440	5,473	—	—		125,913
Escrow deposits – mortgage	10,462	40,596	—	—		51,058
Deferred financing costs, net	38,823	—	—	77,717	(4n)	116,540
Other assets	164,523	16,986	—	169,910	(4o)	351,419

Total assets	$16,668,545	$123,653	$(56,090)	$9,598,213		$26,334,321

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable	$3,948,115	$—	$—	$5,047,859	(4p)	$8,995,974
Notes, net	5,354,038	—	—	1,125,000	(4q)	6,479,038
Lines of credit	7,000	—	—	750,000	(4r)	757,000
Accounts payable and accrued expenses	105,602	12,035	—	—		117,637
Accrued interest payable	78,869	17,737	—	—		96,606
Other liabilities	370,046	21,504	—	11,410	(4s)	600,963
				198,003	(4t)
Security deposits	68,758	10,908	—	—		79,666
Distributions payable	108,048	—	—	—		108,048

Total liabilities	10,040,476	62,184	—	7,132,272		17,234,932

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	414,219	—	—	6	(4aa)	414,225

Equity:
Shareholders’ equity:
Preferred Shares	50,000	—	—	—		50,000
Common Shares	3,027	—	—	345	(4u)	3,509
				137	(4v)
Paid in capital	5,364,802	183,486	(56,090)	1,885,060	(4w)	7,887,498
				726,763	(4x)
				(187,281	)(4y)
				(29,242	)(4aa)
Retained earnings	770,697	(122,017)	—	122,017	(4y)	689,597
				(81,100	)(4z)
Accumulated other comprehensive (loss)	(197,754)	—	—	—		(197,754)

Total shareholders’ equity	5,990,772	61,469	(56,090)	2,436,699		8,432,850
Noncontrolling Interests:
Operating Partnership	147,650	—	—	29,236	(4aa)	176,886
Partially Owned Properties	75,428	—	—	—		75,428

Total Noncontrolling Interests	223,078	—	—	29,236		252,314

Total equity	6,213,850	61,469	(56,090)	2,465,935		8,685,164

Total liabilities and equity	$16,668,545	$123,653	$(56,090)	$9,598,213		$26,334,321

See accompanying notes.

EQUITY RESIDENTIAL

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2012

(Amounts in thousands except per share data)

(Unaudited)

	(1) Equity Residential Historical	(2) Archstone Historical		(3) Unconsolidated Assets		(4) Joint Venture		(5) Transaction		Pro Forma Amounts
REVENUES
Rental income	$1,602,635	$516,064		$(43,359)		$—		$718	(5a)	$2,076,058
Fee and asset management	7,328	—		—		—		—		7,328

Total revenues	1,609,963	516,064		(43,359)		—		718		2,083,386

EXPENSES
Property and maintenance	325,071	107,118		(8,189)		—		3,198	(5b)	427,198
Real estate taxes and insurance	182,222	62,335		(3,497)		—		—		241,060
Property management	62,769	18,557		(4,878)		—		—		76,448
Fee and asset management	3,595	—		—		—		—		3,595
Depreciation	509,338			—		—		164,075	(5c)	673,413
General and administrative	37,178	—		—		—		—		37,178

Total expenses	1,120,173	188,010		(16,564)		—		167,273		1,458,892

Operating income (loss)	489,790	328,054		(26,795)		—		(166,555)		624,494
Interest and other income	70,516	—		—		—		—		70,516
Other expenses	(20,678)	—		—		—		1,921	(5d)	(18,757)
Interest:
Expense incurred, net	(347,452)	—		—		—		(147,819	)(5e)	(495,271)
Amortization of deferred financing costs	(10,319)	—		—		—		(11,607	)(5f)	(21,926)

Income before income and other taxes, (loss) from investments in unconsolidated entities and discontinued operations	181,857	328,054		(26,795)		—		(324,060)		159,056
Income and other tax (expense) benefit	(627)	—		—		—		—		(627)
(Loss) from investments in unconsolidated entities	(3)	—		(290	)(3a)	(44,265	)(4a)	(9,403	)(5g)	(53,961)

Income (loss) from continuing operations	181,227	328,054		(27,085)		(44,265)		(333,463)		104,468
Net (income) loss from continuing operations attributable to Noncontrolling Interests:
Operating Partnership, net	(7,477)	(14,730	)(6)	1,216	(6)	1,987	(6)	14,972	(6)	(4,032)
Partially Owned Properties	(457)	—		—		—		—		(457)

Net income (loss) from continuing operations attributable to controlling interests:	173,293	313,324		(25,869)		(42,278)		(318,491)		99,979
Preferred distributions	(9,319)	—		—		—		—		(9,319)
Premium on redemption of Preferred Shares	(5,150)	—		—		—		—		(5,150)

Income (loss) from continuing operations available to Common Shares	$158,824	$313,324		$(25,869)		$(42,278)		$(318,491)		$85,510

Earnings per share - basic:

Income from continuing operations available to Common Shares	$0.53									$0.25

Weighted average Common Shares outstanding	300,116								(5h)	348,295

Earnings per share - diluted:
Income from continuing operations available to Common Shares	$0.52									$0.25

Weighted average Common Shares outstanding	317,265								(5h)	365,444

See accompanying notes.

EQUITY RESIDENTIAL

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

(Amounts in thousands except per share data)

(Unaudited)

	(1) Equity Residential Historical	(2) Discontinued Operations	(3) Archstone Historical		(4) Unconsolidated Assets		(5) Joint Venture		(6) Transaction		Pro Forma Amounts
REVENUES
Rental income	$1,960,243	$(41,995)	$645,062		$(52,015)		$—		$957	(6a)	$2,512,252
Fee and asset management	9,026	—	—		—		—		—		9,026

Total revenues	1,969,269	(41,995)	645,062		(52,015)		—		957		2,521,278

EXPENSES
Property and maintenance	412,233	(12,652)	137,194		(9,433)		—		4,264	(6b)	531,606
Real estate taxes and insurance	219,743	(3,954)	75,944		(3,822)		—		—		287,911
Property management	82,133	(266)	23,096		(6,298)		—		—		98,665
Fee and asset management	4,279	—	—		—		—		—		4,279
Depreciation	642,415	(12,367)	—		—		—		535,637	(6c)	1,165,685
General and administrative	43,606	—	—		—		—		—		43,606

Total expenses	1,404,409	(29,239)	236,234		(19,553)		—		539,901		2,131,752

Operating income (loss)	564,860	(12,756)	408,828		(32,462)		—		(538,944)		389,526
Interest and other income	7,977	(11)	—		—		—		—		7,966
Other expenses	(14,557)	—	—		—		—		1,736	(6d)	(12,821)
Interest:
Expense incurred, net	(468,320)	3,838	—		—		—		(205,629	)(6e)	(670,111)
Amortization of deferred financing costs	(17,006)	399	—		—		—		(47,265	)(6f)	(63,872)

Income before income and other taxes, (loss) from investments in unconsolidated entities, net gain on sales of land parcels and discontinued operations	72,954	(8,530)	408,828		(32,462)		—		(790,102)		(349,312)
Income and other tax (expense) benefit	(728)	—	—		—		—		—		(728)
(Loss) from investments in unconsolidated entities	—	—	—		(11,884	)(4a)	(78,146	)(5a)	(12,537	)(6g)	(102,567)
Net gain on sales of land parcels	4,217	—	—		—		—		—		4,217

Income (loss) from continuing operations	76,443	(8,530)	408,828		(44,346)		(78,146)		(802,639)		(448,390)
Net (income) loss from continuing operations attributable to Noncontrolling Interests:
Operating Partnership, net	(2,738)	378 (7)	(18,111	)(7)	1,965	(7)	3,462	(7)	35,557	(7)	20,513
Partially Owned Properties	(832)	—	—		—		—		—		(832)

Net income (loss) from continuing operations attributable to controlling interests	72,873	(8,152)	390,717		(42,381)		(74,684)		(767,082)		(428,709)
Preferred distributions	(13,865)	—	—		—		—		—		(13,865)

Income (loss) from continuing operations available to Common Shares	$59,008	$(8,152)	$390,717		$(42,381)		$(74,684)		$(767,082)		$(442,574)

Earnings per share - basic:
Income (loss) from continuing operations available to Common Shares	$0.20										$(1.29)

Weighted average Common Shares outstanding	294,856									(6h)	343,035

Earnings per share - diluted:
Income (loss) from continuing operations available to Common Shares	$0.20										$(1.29)

Weighted average Common Shares outstanding	312,065									(6h)	343,035

See accompanying notes.

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2012

(Amounts in thousands)

(Unaudited)

	(1) ERP Operating Limited Partnership Historical	(2) Archstone Historical	(3) Joint Venture	(4) Transaction		Pro Forma Amounts
ASSETS
Investment in real estate
Land	$4,609,337	$—	$—	$2,372,000	(4a)	$6,981,337
Depreciable property	15,943,139	—	—	6,156,689	(4b)	22,399,101
				316,870	(4c)
				(17,597	)(4d)
Projects under development	194,254	—	—	22,638	(4e)	216,892
Land held for development	404,846	—	—	242,240	(4f)	647,086

Investment in real estate	21,151,576	—	—	9,092,840		30,244,416
Accumulated depreciation	(4,880,808)	—	—	—		(4,880,808)

Investment in real estate, net	16,270,768	—	—	9,092,840		25,363,608

Cash and cash equivalents	45,623	64,393	—	24,767	(4g)	134,783
				726,900	(4h)
				123,706	(4i)
				1,875,000	(4j)
				(2,725,606	)(4k)
Investments in unconsolidated entities	17,906	(3,795)	(56,090)	164,548	(4l)	191,000
				68,431	(4m)
Deposits – restricted	120,440	5,473	—	—		125,913
Escrow deposits – mortgage	10,462	40,596	—	—		51,058
Deferred financing costs, net	38,823	—	—	77,717	(4n)	116,540
Other assets	164,523	16,986	—	169,910	(4o)	351,419

Total assets	$16,668,545	$123,653	$(56,090)	$9,598,213		$26,334,321

LIABILITIES AND CAPITAL
Liabilities:
Mortgage notes payable	$3,948,115	$—	$—	$5,047,859	(4p)	$8,995,974
Notes, net	5,354,038	—	—	1,125,000	(4q)	6,479,038
Lines of credit	7,000	—	—	750,000	(4r)	757,000
Accounts payable and accrued expenses	105,602	12,035	—	—		117,637
Accrued interest payable	78,869	17,737	—	—		96,606
Other liabilities	370,046	21,504	—	11,410	(4s)	600,963
				198,003	(4t)
Security deposits	68,758	10,908	—	—		79,666
Distributions payable	108,048	—	—	—		108,048

Total liabilities	10,040,476	62,184	—	7,132,272		17,234,932

Commitments and contingencies
Redeemable Limited Partners	414,219	—	—	6	(4aa)	414,225

Capital:
Partners’ Capital:
Preference Units	50,000	—	—	—		50,000
General Partner	6,138,526	61,469	(56,090)	345	(4u)	8,580,604
				137	(4v)
				1,885,060	(4w)
				726,763	(4x)
				(187,281	)(4y)
				122,017	(4y)
				(81,100	)(4z)
				(29,242	)(4aa)
Limited Partners	147,650	—	—	29,236	(4aa)	176,886
Accumulated other comprehensive (loss)	(197,754)	—	—	—		(197,754)

Total partners’ capital	6,138,422	61,469	(56,090)	2,465,935		8,609,736
Noncontrolling Interests – Partially Owned Properties	75,428	—	—	—		75,428

Total capital	6,213,850	61,469	(56,090)	2,465,935		8,685,164

Total liabilities and capital	$16,668,545	$123,653	$(56,090)	$9,598,213		$26,334,321

See accompanying notes.

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2012

(Amounts in thousands except per Unit data)

(Unaudited)

	(1) ERP Operating Limited Partnership Historical	(2) Archstone Historical	(3) Unconsolidated Assets		(4) Joint Venture		(5) Transaction		Pro Forma Amounts
REVENUES
Rental income	$1,602,635	$516,064	$(43,359)		$—		$718	(5a)	$2,076,058
Fee and asset management	7,328	—	—		—		—		7,328

Total revenues	1,609,963	516,064	(43,359)		—		718		2,083,386

EXPENSES
Property and maintenance	325,071	107,118	(8,189)		—		3,198	(5b)	427,198
Real estate taxes and insurance	182,222	62,335	(3,497)		—				241,060
Property management	62,769	18,557	(4,878)		—				76,448
Fee and asset management	3,595	—	—		—				3,595
Depreciation	509,338	—	—		—		164,075	(5c)	673,413
General and administrative	37,178	—	—		—				37,178

Total expenses	1,120,173	188,010	(16,564)		—		167,273		1,458,892

Operating income (loss)	489,790	328,054	(26,795)		—		(166,555)		624,494
Interest and other income	70,516	—	—		—				70,516
Other expenses	(20,678)	—	—		—		1,921	(5d)	(18,757)
Interest:
Expense incurred, net	(347,452)	—	—		—		(147,819	)(5e)	(495,271)
Amortization of deferred financing costs	(10,319)	—	—		—		(11,607	)(5f)	(21,926)

Income before income and other taxes, (loss) from investments in unconsolidated entities and discontinued operations	181,857	328,054	(26,795)		—		(324,060)		159,056
Income and other tax (expense) benefit	(627)	—	—		—				(627)
(Loss) from investments in unconsolidated entities	(3)	—	(290	)(3a)	(44,265	)(4a)	(9,403	)(5g)	(53,961)

Income (loss) from continuing operations	181,227	328,054	(27,085)		(44,265)		(333,463)		104,468
Net (income) loss from continuing operations attributable to Noncontrolling Interests – Partially Owned Properties	(457)	—							(457)

Net income (loss) from continuing operations attributable to controlling interests	$180,770	$328,054	$(27,085)		$(44,265)		$(333,463)		$104,011

ALLOCATION OF INCOME FROM CONTINUING OPERATIONS:
Preference Units	$9,319	$—	$—		$—		$—		$9,319

Premium on redemption of Preference Units	$5,150	$—	$—		$—		$—		$5,150

Income (loss) from continuing operations available to Units	$166,301	$328,054	$(27,085)		$(44,265)		$(333,463)		$89,542

Earnings per Unit - basic:
Income from continuing operations available to Units	$0.53								$0.25

Weighted average Units outstanding	313,932							(5h)	362,111

Earnings per Unit - diluted:
Income from continuing operations available to Units	$0.52								$0.25

Weighted average Units outstanding	317,265							(5h)	365,444

See accompanying notes.

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

(Amounts in thousands except per Unit data)

(Unaudited)

	(1) ERP Operating Limited Partnership Historical	(2) Discontinued Operations	(3) Archstone Historical	(4) Unconsolidated Assets		(5) Joint Venture		(6) Transaction		Pro Forma Amounts
REVENUES
Rental income	$1,960,243	$(41,995)	$645,062	$(52,015)		$—		$957	(6a)	$2,512,252
Fee and asset management	9,026	—	—	—		—		—		9,026

Total revenues	1,969,269	(41,995)	645,062	(52,015)		—		957		2,521,278

EXPENSES
Property and maintenance	412,233	(12,652)	137,194	(9,433)		—		4,264	(6b)	531,606
Real estate taxes and insurance	219,743	(3,954)	75,944	(3,822)		—		—		287,911
Property management	82,133	(266)	23,096	(6,298)		—		—		98,665
Fee and asset management	4,279	—	—	—		—		—		4,279
Depreciation	642,415	(12,367)	—	—		—		535,637	(6c)	1,165,685
General and administrative	43,606	—	—	—		—		—		43,606

Total expenses	1,404,409	(29,239)	236,234	(19,553)		—		539,901		2,131,752

Operating income (loss)	564,860	(12,756)	408,828	(32,462)		—		(538,944)		389,526
Interest and other income	7,977	(11)	—	—		—		—		7,966
Other expenses	(14,557)	—	—	—		—		1,736	(6d)	(12,821)
Interest:
Expense incurred, net	(468,320)	3,838	—	—		—		(205,629	)(6e)	(670,111)
Amortization of deferred financing costs	(17,006)	399	—	—		—		(47,265	)(6f)	(63,872)

Income before income and other taxes, (loss) from investments in unconsolidated entities, net gain on sales of land parcels and discontinued operations	72,954	(8,530)	408,828	(32,462)		—		(790,102)		(349,312)
Income and other tax (expense) benefit	(728)	—	—	—		—		—		(728)
(Loss) from investments in unconsolidated entities	—	—	—	(11,884	)(4a)	(78,146	)(5a)	(12,537	)(6g)	(102,567)
Net gain on sales of land parcels	4,217	—	—	—		—		—		4,217

Income (loss) from continuing operations	76,443	(8,530)	408,828	(44,346)		(78,146)		(802,639)		(448,390)
Net (income) loss from continuing operations attributable to Noncontrolling Interests – Partially Owned Properties	(832)	—	—	—		—		—		(832)

Net income (loss) from continuing operations attributable to controlling interests	$75,611	$(8,530)	$408,828	$(44,346)		$(78,146)		$(802,639)		$(449,222)
ALLOCATION OF INCOME FROM CONTINUING OPERATIONS:
Preference Units	$13,865	$—	$—	$—		$—		$—		$13,865

Income (loss) from continuing operations available to Units	$61,746	$(8,530)	$408,828	$(44,346)		$(78,146)		$(802,639)		$(463,087)

Earnings per Unit - basic:
Income (loss) from continuing operations available to Units	$0.20									$(1.29)

Weighted average Units outstanding	308,062								(6h)	356,241

Earnings per Unit - diluted:
Income (loss) from continuing operations available to Units	$0.20									$(1.29)

Weighted average Units outstanding	312,065								(6h)	356,241

See accompanying notes.

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012

(Unaudited)

Notes to Pro Forma Condensed Consolidated Balance Sheets

(1)	Historical Balances – Reflects the consolidated balance sheet of the Company as contained in its historical consolidated financial statements included in the Form 10-Q as of and for the nine months ended September 30, 2012 previously filed with the Securities and Exchange Commission.
(2)	Archstone Historical – Reflects the carrying value of Archstone’s historical net working capital (which approximates fair value) for the properties to be purchased by the Company as of September 30, 2012. Additionally, reclassifications were made to conform to the Company’s presentation.
(3)	Joint Venture – Reflects the Company’s 60% ownership interest in the net working capital of the anticipated joint ventures with AVB as of September 30, 2012. The joint ventures are expected to consist of over 13,000 apartment units in Germany and approximately 20 domestic properties, with ownership interests ranging from 10% - 20%. See note (4m) below.
(4)	Transaction – In connection with completing the transaction, the following adjustments were made to account for the assumption of existing debt, issuance of common shares, additional financing required and the allocation of the estimated purchase price to the real estate assets to be acquired, all at fair value based on an analysis of current market conditions. The major components of the transaction funding and the purchase price include the following:

Funding Source	Amount	Asset	Allocated Purchase Price
Assumed Equity Offering	$726,900	Land	$2,372,000
Common Share Issuance to Seller	1,885,405	Building	5,999,639
Line of Credit draw	750,000	Site Improvements	94,730
Bridge Loan	1,125,000	FF&E	62,320
Debt Assumed	4,736,890	In-Place Leases	316,870
Mark to Market of Debt Assumed	310,969	Projects Under Development	22,638
Assumption of Preferred Shares	198,003	Land Held for Development	242,240
Transaction Costs	(81,100)	Investment in Unconsolidated Entities	232,979
Working Capital	(65,264)	Ground/Retail Leases above/below market	158,500
		Mark to Market of Debt Assumed	310,969
		Common Share FMV Adjustment	(139,596)
		Cash and Working Capital Adjustment	(188,970)
		Other Transaction Costs	102,484

Total	$9,586,803	Total	$9,586,803

a.	Reflects the estimated purchase price allocation to land.

b.	Reflects the estimated purchase price allocation to depreciable property (building, site improvements and FF&E).

c.	Reflects the estimated purchase price allocation to the intangible value of the existing in place leases.

d.	Reflects purchase price adjustments including:

•	Fair market value of the debt assumed which resulted in an increase of $311.0 million;

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012

(Unaudited)

•

Market adjustment on the common share issuance to the seller reflecting the difference in the share price of our common shares used for determining the number of shares issued to LBHI ($58.75) and the actual price as of November 19, 2012 ($54.70), resulting in a decrease of $139.6 million;

•	corporate cash assumed from Archstone resulting in a decrease of $123.7 million; and

•	historical net equity value with respect to the working capital assumed resulting in a decrease of $65.3 million.

e.	Reflects the reclassification of a portion of land and construction-in-progress acquired consistent with the Company’s classification.

f.	Reflects the reclassification of a portion of land and construction-in-progress acquired consistent with the Company’s classification.

g.	Reflects the excess cash drawn from the bridge loan for miscellaneous transaction closing costs.

h.	Reflects proceeds from an assumed $750.0 million equity offering by the Company as part of the financing for the transaction. In conjunction with the assumed equity offering, underwriting and other fees are estimated at $23.1 million which will reduce the proceeds received.

i.	Reflects the assumption of an estimated $123.7 million in Archstone corporate cash.

j.	Reflects the aggregate loan proceeds of $1.875 billion resulting from a $750.0 million draw on the existing line of credit and funding from the bridge loan in the amount of $1.125 billion which terminates 364 days after funding. Loan fundings may not materialize or could be reduced by asset sales completed prior to close of this transaction. The Company is currently marketing a significant number of assets for sale which could reduce the need for debt financing. Additionally, loan fundings could also be reduced by an increase in the size of the assumed equity offering discussed in note (4h) above.

k.	Reflects the use of cash raised noted above in notes (4h, i, j) for the acquisition.

l.	Reflects the fair value of the real estate, lease intangibles and debt assumed for the Company’s ownership interest in 9 unconsolidated properties (including development), at varying ownership percentages.

m.	Reflects the fair value of the real estate, lease intangibles and debt assumed for the Company’s 60% ownership interest in the joint ventures with AVB. These amounts take into account 807 wholly owned German apartment units and a 16.5% interest in a German Fund owning over 12,000 additional apartment units.

n.	Reflects the estimated $77.7 million of financing costs associated with the assumption of existing debt discussed in note (4p) and the $1.875 billion in proceeds discussed in note (4q and r) which will be amortized over a weighted average of 4.4 years. The bridge loan is for a term of 364 days.

o.	Reflects the estimated purchase price allocation at fair value to the intangible value of below market ground and above market retail lease intangibles of $167.6 million and $2.3 million, respectively.

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012

(Unaudited)

p.	Reflects the assumption of $5.0 billion in mortgage debt. Total principal assumed consisted of the following components: $2.9 billion of fixed rate mortgages, $1.8 billion of variable rate tax exempt bonds and mortgages and the fair market value adjustment of $311.0 million. The fixed rate mortgages have interest rates ranging from 3.12% to 6.26%. The variable rate tax exempt bonds have interest rates ranging from SIFMA + 0.81% to SIFMA + 1.517%. The variable rate mortgages have interest rates ranging from LIBOR + 2.95% to LIBOR + 3.50%.

q.	Reflects the estimated loan proceeds of funding the bridge loan in the amount of $1.125 billion which terminates 364 days after funding.

r.	Reflects the estimated loan proceeds of a $750.0 million draw on the existing line of credit.

s.	Reflects the estimated purchase price allocation at fair value to the intangible value of above market ground and below market retail leases of $2.4 million and $9.0 million, respectively.

t.	Reflects the assumption of $198.0 million liquidation value of preferred shares assumed as part of this transaction in a 60% owned unconsolidated joint venture with AVB. The stated dividend rates range from 6.00% to 7.66%.

u.	Reflects the issuance of 34.5 million shares of the Company’s common shares at par value of $0.01 per share. See note (4w) below.

v.	Reflects the assumed issuance of 13.7 million shares of the Company’s common shares at par value of $0.01 per share. See note (4x) below.

w.	Reflects the $1.9 billion recording of additional paid in capital as a result of the issuance of 34.5 million shares of the Company’s common shares directly to LBHI as partial consideration in this transaction. The shares were valued using the closing share price of $54.70 as of November 19, 2012. See also note (4d) above. A change of $5 in the price of our common shares impacts the value recorded by $172.3 million.

x.	Reflects the $726.8 million (net of fees) recording of additional paid in capital as a result of the assumed $750.0 million equity offering planned as part of the transaction. We used the closing price on November 19, 2012 of $54.70 for our valuation.

y.	Reflects adjustment to eliminate the historical equity balance of the Archstone properties with the net offset of $65.3 million noted above in (4d).

z.	Reflects $81.1 million of estimated transaction costs the Company will incur in order to complete the acquisition. The estimated transaction costs are not included in the pro forma condensed consolidated statement of operations for the year ended December 31, 2011 as they represent a non-recurring charge that results directly from the acquisition and will be included in the consolidated financial results of the Company within twelve months of the transaction.

aa.	Reflects the reallocation of total equity and Noncontrolling Interests – Operating Partnership based on the Noncontrolling Interests – Operating Partnership ownership of Equity Residential.

Reflects the reallocation of total capital and limited partners interest based on the limited partners ownership of ERP Operating Limited Partnership.

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012

(Unaudited)

Notes to Pro Forma Condensed Consolidated Statements of Operations

Pursuant to the Archstone Portfolio acquisition there are certain transaction costs that will be paid at or near closing. These costs are not included in the pro forma condensed consolidated statement of operations for the nine months ended September 30, 2012 because they represent non-recurring charges that result directly from the transaction and will be included in the consolidated financial results of the Company within twelve months of the transaction.

1)	Historical Amounts – Represents the consolidated statements of operations of the Company as contained in the historical consolidated financial statements included in its Form 10-Q as of and for the nine months ended September 30, 2012 previously filed with the Securities and Exchange Commission.

2)	Archstone Historical – Represents the historical combined revenues and certain expenses of the properties to be acquired for Archstone’s period of ownership during the nine months ended September 30, 2012 attributable to the acquisition of the Archstone Portfolio as if the acquisition had occurred on January 1, 2011.

3)	Unconsolidated Assets – Represents removal of the historical combined revenues and certain expenses acquired for unconsolidated entities included in the Archstone Portfolio at full ownership for Archstone’s period of ownership with respect to the Company’s anticipated 60% ownership interest in the unconsolidated joint ventures with AVB during the nine months ended September 30, 2012. The amounts removed and the loss (income) from investments in unconsolidated entities recorded are attributable to the acquisition of the interests in the Unconsolidated Assets as if the acquisition had occurred on January 1, 2011. The loss (income) from investments in unconsolidated entities is based on the Company’s share of earnings and reflects its actual ownership in the unconsolidated entities.

a)	Reflects the $(0.3) million (loss) from investments in unconsolidated entities.

4)	Joint Venture – The Company will have an unconsolidated 60% interest in joint ventures with AVB. These joint ventures will hold certain assets neither partner intends to own and these assets are held for sale. Represents the pro forma loss (income) from investments in unconsolidated entities for Archstone’s period of ownership during the nine months ended September 30, 2012.

a)	Reflects the $(44.3) million (loss) from investments in unconsolidated entities.

5)	Transaction – in connection with the transaction, we have made the following adjustments for the nine months ended September 30, 2012:

a)	Rental income of $0.7 million relates to the amortization of $6.7 million in net below market retail leases to be assumed in the transaction. The below market retail leases are amortized over a weighted average life of seven years.

b)	Property and maintenance expense of $3.2 million relates to the amortization of $165.2 million in net below market ground leases to be assumed in the transaction. The below market ground leases are amortized over the term of the respective ground leases to which they relate having expirations ranging from 2042 – 2092.

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012

(Unaudited)

c)	Depreciation expense of $164.1 million is calculated based on the fair value of the real estate related assets purchased as detailed below (amounts in thousands except for depreciable lives):

Asset	Basis	Weighted Average Depreciable Life	Nine Months Ended 9/30/12 Expense
Building	$5,999,639	30 Years	$149,991
Site Improvements	94,730	15 Years	4,736
FF&E	62,320	5 Years	9,348
In-Place Leases	316,870	6 Months	—

Total	$6,473,559		$164,075

d)	Other expenses of $1.9 million reflects the elimination of historical charges related to this transaction that are not expected to recur.

e)	Reflects the $147.8 million of interest expense related to debt that will be assumed or incurred as a result of or to finance this transaction. The components of interest expense are detailed below.

Debt Type	Principal	Interest Rate Range	Interest Ended 9/30/12 Expense
Fixed Rate Mortgages Assumed	$2,901,756	3.12% - 6.26%	$130,067
Variable Rate Mortgages Assumed	1,835,134	SIFMA + 0.81% - 1.517% LIBOR + 2.95% - 3.50%	43,240
FMV Mortgages Assumed	310,969	n/a	(46,524)
Line of Credit	1,500,000	LIBOR + 1.15%	16,969
Term Loan	375,000	LIBOR + 1.15%	4,067

Total	$6,922,859		$147,819

For purposes of calculating the estimated 2012 interest, we assumed a LIBOR rate of 0.30% and a SIFMA rate of 0.20%. If the above-mentioned benchmark rates were to fluctuate by 1/8%, our year to date interest expense with respect to this transaction would vary by approximately $1.7 million. The fair market value adjustment on the assumed debt was amortized using the straight line method over the respective maturity dates with an average life of 8.5 years.

With the bridge loan expiring as of December 31, 2011, the Company replaced the borrowing utilizing two sources: $750.0 million on the line of credit after an expected increase in the capacity, bringing the total commitment on the line of credit to $2.5 billion, and $375.0 million on a new Term Loan with a four year maturity. We assumed the same interest rate of LIBOR + 1.15% for both the line of credit upsizing and the term loan. If the above-mentioned benchmark rates were to fluctuate by 1/8%, our year to date interest expense would vary by approximately $1.7 million.

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012

(Unaudited)

f)	Reflects $11.6 million of amortization of estimated financing costs applicable to assuming mortgages and increasing the revolver availability and the term loan. Financing costs are amortized to interest expense over the expected life of the new loan agreements (weighted average of 4.4 years) using the straight-line method, which approximates the effective interest method.

g)	Reflects $9.4 million of accrued but unpaid distributions related to preferred shares assumed as part of this transaction in a 60% owned unconsolidated joint venture.

h)	Historical basic and diluted weighted average common shares outstanding of 300.1 million and 317.3 million, respectively, for Equity Residential should be adjusted to include the 34.5 million shares issued to LBHI in order to complete the transaction (see note (4u) on the Pro Forma Balance Sheet) and the estimated 13.7 million shares issued to the public due to the assumed equity offering (see note (4v) on the Pro Forma Balance Sheet).

Historical basic and diluted weighted average units outstanding of 313.9 million and 317.3 million, respectively, for ERP Operating Liming Partnership should be adjusted to include the 34.5 million shares issued to LBHI in order to complete the transaction (see note (4u) on the Pro Forma Balance Sheet) and the estimated 13.7 million shares issued to the public due to the assumed equity offering (see note (4v) on the Pro Forma Balance Sheet). ERP Operating Limited Partnership will issue one unit to Equity Residential for each common share issued by Equity Residential to maintain the one-for-one relationship between common shares and units.

(6)	Reflects the allocation of results between the controlling interests and the Noncontrolling Interests – Operating Partnership based on the Noncontrolling Interests – Operating Partnership weighted average ownership of 4.49% of Equity Residential for the nine months ended September 30, 2012.

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2011

(Unaudited)

Notes to Pro Forma Condensed Consolidated Statements of Operations

Pursuant to the Archstone Portfolio acquisition there are certain transaction costs that will be paid at or near closing. These costs are not included in the pro forma condensed consolidated statement of operations for the year ended December 31, 2011 because they represent non-recurring charges that result directly from the transaction and will be included in the consolidated financial results of the Company within twelve months of the transaction.

1)	Historical Amounts – Represents the consolidated statements of operations of the Company as contained in the historical consolidated financial statements included in its Form 8-K filed on June 13, 2012 with the Securities and Exchange Commission.

2)	Discontinued Operations – Represents the discontinued operations for the year ended December 31, 2011 attributable to properties sold by the Company in the second and third quarters of 2012.

3)	Archstone Historical – Represents the historical combined revenues and certain expenses of the properties to be acquired for Archstone’s period of ownership for the year ended December 31, 2011 attributable to the acquisition of the Archstone Portfolio as if the acquisition had occurred on January 1, 2011.

4)	Unconsolidated Assets – Represents removal of the historical combined revenues and certain expenses acquired for unconsolidated entities included in the Archstone Portfolio at full ownership for Archstone’s period of ownership with respect to the Company’s anticipated 60% ownership interest in the unconsolidated joint ventures with AVB for the year ended December 31, 2011. The amounts removed and the loss (income) from investments in unconsolidated entities recorded are attributable to the acquisition of the interests in the Unconsolidated Assets as if the acquisition had occurred on January 1, 2011. The loss (income) from investments in unconsolidated entities is based on the Company’s share of earnings and reflects its actual ownership in the unconsolidated entities.

a)	Reflects the $(11.9) million (loss) from investments in unconsolidated entities.

5)	Joint Venture – The Company will have an unconsolidated 60% interest in joint ventures with AVB. These joint ventures will hold certain assets neither partner intends to own and these assets are held for sale. Represents the pro forma loss (income) from investments in unconsolidated entities for Archstone’s period of ownership for the year ended December 31, 2011.

a)	Reflects the $(78.1) million (loss) from investments in unconsolidated entities.

6)	Transaction – in connection with the transaction, we have made the following adjustments for the year ended December 31, 2011:

a)	Rental income of $1.0 million relates to the amortization of $6.7 million in net below market retail leases to be assumed in the transaction. The below market retail leases are amortized over a weighted average life of seven years.

b)	Property and maintenance expense of $4.3 million relates to the amortization of $165.2 million in net below market ground leases to be assumed in the transaction. The below market ground leases are amortized over the term of the respective ground leases to which they relate having expirations ranging from 2042 – 2092.

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2011

(Unaudited)

c)	Depreciation expense of $535.6 million is calculated based on the fair value of the real estate related assets purchased as detailed below (amounts in thousands except for depreciable lives):

Asset	Basis	Weighted Average Depreciable Life	Year Ended 12/31/11 Expense
Building	$5,999,639	30 Years	$199,988
Site Improvements	94,730	15 Years	6,315
FF&E	62,320	5 Years	12,464
In-Place Leases	316,870	6 Months	316,870

Total	$6,473,559		$535,637

d)	Other expenses of $1.7 million reflects the elimination of historical charges related to this transaction that are not expected to recur.

e)	Reflects the $205.6 million of interest expense related to debt that will be assumed or incurred as a result of or to finance this transaction. The components of interest expense are detailed below.

Debt Type	Principal	Interest Rate Range	Interest Ended 12/31/11 Expense
Fixed Rate Mortgages Assumed	$2,901,756	3.12% - 6.26%	$173,423
Variable Rate Mortgages Assumed	1,835,134	SIFMA + 0.81% - 1.517% LIBOR + 2.95% - 3.50%	57,172
FMV Mortgages Assumed	310,969	n/a	(62,893)
Line of Credit	750,000	LIBOR + 1.15%	10,845
Bridge	1,125,000	LIBOR + 1.15%	27,082

Total	$6,922,859		$205,629

For purposes of calculating the estimated 2011 interest, we assumed a LIBOR rate of 0.30% and a SIFMA rate of 0.20%. If the above-mentioned benchmark rates were to fluctuate by 1/8%, our year to date interest expense with respect to this transaction would vary by approximately $2.28 million. The fair market value adjustment on the assumed debt was amortized using the straight line method over the respective maturity dates with an average life of 8.5 years.

The financing to complete the transaction was achieved using a $750.0 million draw on the existing line of credit and funding the bridge loan in the amount of $1.125 billion which terminates 364 days after funding. We used the current interest rate of LIBOR + 1.15% on the line of credit and the bridge loan to calculate estimated interest. If the above-mentioned benchmark rates were to fluctuate by 1/8%, our year to date interest expense would vary by approximately $2.3 million.

f)	Reflects $47.3 million of amortization of estimated financing costs applicable to assuming mortgages and draws on the existing line of credit and bridge loan. Financing costs are amortized to interest expense over the expected life of the new loan agreements (weighted average of 4.4 years) using the straight-line method, which approximates the effective interest method.

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2011

(Unaudited)

g)	Reflects $12.5 million of accrued but unpaid distributions related to preferred shares assumed as part of this transaction in a 60% owned unconsolidated joint venture.

h)	Historical basic weighted average common shares outstanding of 294.9 million for Equity Residential should be adjusted to include the 34.5 million shares issued to LBHI in order to complete the transaction (see note (4u) on the Pro Forma Balance Sheet) and the estimated 13.7 million shares issued to the public due to the assumed equity offering (see note (4v) on the Pro Forma Balance Sheet). We did not adjust the number of diluted shares outstanding as it would be antidilutive.

Historical basic weighted average units outstanding of 308.1 million for ERP Operating Limited Partnership should be adjusted to include the 34.5 million shares issued to LBHI in order to complete the transaction (see note (4u) on the Pro Forma Balance Sheet) and the estimated 13.7 million shares issued to the public due to the assumed equity offering (see note (4v) on the Pro Forma Balance Sheet). We did not adjust the number of diluted units outstanding as it would be antidilutive. ERP Operating Limited Partnership will issue one unit to Equity Residential for each common share issued by Equity Residential to maintain the one-for-one relationship between common shares and units.

(7)	Reflects the allocation of results between the controlling interests and the Noncontrolling Interests – Operating Partnership based on the Noncontrolling Interests – Operating Partnership weighted average ownership of 4.43% of Equity Residential for the year ended December 31, 2011.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $         ($         if the underwriters’ overallotment option is exercised in full), after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of this offering, cash on hand and any amounts raised in future capital raising activities or financings to finance the aggregate purchase price of the Archstone Transaction. See “Archstone Transaction—Financing.” If the Archstone Transaction is not consummated, we intend to use the net proceeds from this offering for working capital and general company purposes, including, without limitation, the acquisition or development of multifamily properties and the repayment of debt. Net proceeds may be temporarily invested prior to use.

Affiliates of certain of the underwriters of this offering are lenders, and in some cases agents or managers for the lenders, under our unsecured revolving credit facility and our $2.5 billion bridge loan facility, and, accordingly, will receive pro rata portions of the net proceeds from this offering to the extent such net proceeds are used to repay borrowings under our unsecured revolving credit facility or our $2.5 billion bridge loan facility.

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis as of September 30, 2012. We have presented our capitalization:

•	on an actual basis;

•

on an as adjusted basis to reflect the offering and sale of 19,000,000 common shares in this offering at an assumed public offering price per share of $54.46 (the closing price of our shares on November 23, 2012), after deducting underwriting discounts and estimated offering expenses; and

•

on a pro forma as adjusted basis to reflect the offering and sale of 19,000,000 common shares in this offering at a public offering price per share of $54.46 (the closing price of our shares on November 23, 2012), after deducting underwriting discounts and estimated offering expenses, and to give effect to the consummation of the Archstone Transaction, as if it had occurred on September 30, 2012.

The amount of proceeds we ultimately receive from this offering of common shares is dependent upon numerous factors and subject to general market conditions. Also, we may increase or decrease the number of shares in this offering. Accordingly, the actual amounts shown in the “Adjustments” and the “As Adjusted” columns may differ materially from those shown below.

You should read the following table along with our consolidated financial statements and the accompanying notes to those statements, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2011, that we have incorporated by reference in this prospectus supplement.

	As of September 30, 2012
	Actual	As Adjusted(1)	Pro Forma as Adjusted(1)
	(in Thousands)
Cash and cash equivalents	$45,623	$1,048,721	$134,783

Debt:
Secured debt	$3,948,115	$3,948,115	$8,995,974
Unsecured notes	5,354,038	5,354,038	6,202,840
Lines of credit	7,000	7,000	757,000

Total debt	$9,309,153	$9,309,153	$15,955,814

Redeemable Noncontrolling Interests – Operating Partnership	$414,219	$414,256	$414,259

Equity:
Preferred shares, par value $0.01 per share; 100,000,000 shares authorized and 1,000,000 shares issued and outstanding,	$50,000	$50,000	$50,000
Common shares, par value $0.01 per share; 1,000,000,000 shares authorized and 302,674,716 shares issued and outstanding, actual, 321,674,716 shares outstanding, as adjusted and 356,142,801 shares outstanding, Pro Forma as adjusted	3,027	3,217	3,562
Paid in capital	5,364,802	6,354,531	8,160,768
Retained earnings	770,697	770,697	689,597
Accumulated other comprehensive (loss)	(197,754)	(197,754)	(197,754)

Total shareholders’ equity	5,990,772	6,980,691	8,706,173
Noncontrolling Interests – Operating Partnership	147,650	160,791	179,728
Noncontrolling Interests – Partially Owned Properties	75,428	75,428	75,428

Total Noncontrolling Interests	223,078	236,219	255,156

Total equity	$6,213,850	$7,216,910	$8,961,329

Total Capitalization	$15,937,222	$16,940,319	$25,331,402

(1)	Does not include the underwriters’ option to purchase up to 2,850,000 additional shares.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussions under the heading “Federal Income Tax Considerations” in the accompanying prospectus and in our annual report on Form 10-K for the year ended December 31, 2011, which has been incorporated into this prospectus supplement by reference. In the accompanying prospectus, we noted that, for taxable years beginning after December 31, 2010, the current long-term capital gains rate of 15% would revert to 20% and the current maximum ordinary income tax rate of 35% would revert to 39.6%. Under current law, such changes in rates now are scheduled to take effect for taxable years beginning after December 31, 2012. In addition, in the accompanying prospectus we noted new legislation (i.e., the Foreign Account Tax Compliance Act) imposing a withholding tax on payments made with respect to certain foreign accounts generally would take effect with respect to payments made after December 31, 2012. The IRS and Treasury Department have issued proposed Treasury regulations deferring application of such legislation’s withholding obligations to payments of income items until January 1, 2014 and payments of gross proceeds until January 1, 2015.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC

Total:

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common shares offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common shares, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,850,000 additional shares of common shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,850,000 shares of common shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $600,000.

Our common shares have been approved for listing on the New York Stock Exchange under the trading symbol “EQR”.

We and all trustees and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common shares or any securities convertible into or exercisable or exchangeable for shares of common shares;

•	file any registration statement with the SEC relating to the offering of any shares of common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares.

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common shares or any security convertible into or exercisable or exchangeable for common shares.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters; or

•

the issuance by the Company of shares of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

•	issuances pursuant to outstanding options or similar awards and redemption of units of limited partnership in ERP Operating Limited Partnership;

•	the issuance of common shares pursuant to the Archstone Transaction;

•	with respect to our trustees and executive officers, the sale of common shares to the extent necessary to pay withholding taxes on restricted shares that vest during the restricted period; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of shares of common shares, provided that (i) such plan does not provide for the transfer of common shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common shares may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In connection with shares of our common shares issued in connection with the Archstone Transaction, LBHI has agreed that, without our prior written consent, it will not, during the period ending 150 days after the date of the Purchase Agreement (the “LBHI Lockup Period”), directly or indirectly:

•

offer, sell, assign, encumber, pledge, hypothecate, dispose, loan or otherwise transfer (by operation of law or otherwise), either voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), of any of our common shares (or any security convertible or exchangeable into our common shares) or interest in any of our common shares, or

•

during the LBHI Lockup Period, in respect of our common shares or interest in our common shares, enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common shares or interest in our common shares, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise, including, without limitation, any hedging arrangement or transfer based on the FTSE NAREIT All Residential Capped Index, the FTSE NAREIT Equity Residential Index, the FTSE NAREIT Equity Apartments Index or any other index of which the capital stock of either of EQR or AVB represents at least 5% of the value at the time such hedging arrangement or transfer is entered into.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	any transfer to an affiliate of LBHI or a liquidating trust established pursuant to LBHI’s plan of reorganization and liquidation, so long as such transferee executes a similar lockup agreement, and

•

any transfer solely to tender any of our common shares received in the Archstone Transaction into a tender or exchange offer commenced by us or a third party if our board of trustees has affirmatively publicly recommended to the our shareholders acceptance of such tender offer or exchange offer pursuant to Rule 14d-9 under the Exchange Act with respect to a third party tender or exchange offer or has determined not to oppose (as evidenced by its filings pursuant to such Rule 14d-9) the tender or exchange offer.

We have agreed with Morgan Stanley & Co. LLC that we will not waive any such restrictions on LBHI without the consent of Morgan Stanley & Co. LLC.

In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Certain of the underwriters have performed and continue to perform investment banking, commercial banking and advisory services for us from time to time for which they receive customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they will receive customary fees and reimbursement of expenses. Affiliates of certain of the underwriters of this offering are lenders, and in some cases agents or managers for the lenders, under our unsecured revolving credit facility and, accordingly, will receive pro rata portions of the net proceeds from this offering to the extent that such net proceeds are used to repay borrowings under our unsecured revolving credit facility. Affiliates of certain of the underwriters of this offering also are lenders, and in some cases agents or managers for the lenders, under our unsecured term loan facility. Certain of the underwriters or their affiliates that have a lending relationship with us have advised us that they routinely hedge their credit exposure to us consistent with their customary risk management policies and that they typically hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. In addition, Morgan Stanley & Co. LLC has served as our advisor in connection with our proposed Archstone Transaction, as described under “Archstone Transaction,” and therefore will receive fees in connection therewith. An affiliate of Morgan Stanley & Co. LLC is also the lender under a short-term bridge facility that we may use to finance the Archstone Transaction and therefore may receive fees in connection therewith.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common shares to be offered so as to enable an investor to decide to purchase any shares of our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common shares in, from or otherwise involving the United Kingdom.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Current Reports on Form 8-K dated June 13, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. These financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The combined statement of revenue and certain expenses of the Archstone Portfolio, appearing in our Current Report on Form 8-K filed with the SEC on November 26, 2012, has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon authority of such firm as experts in accounting and auditing. KPMG LLP’s report on the combined statement of revenue and certain expenses of the Archstone Portfolio contains a paragraph that states that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the SEC, as described in Note 1 to the combined statement of revenue and certain expenses, and it is not intended to be a complete presentation of the Archstone Portfolio’s revenue and expenses.

LEGAL MATTERS

The legality of the securities offered hereby and certain tax matters will be passed upon for us by DLA Piper LLP (US), Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP. Morrison & Foerster LLP is representing us in the Archstone Transaction and has from time to time represented us on other matters.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

This prospectus supplement and the accompanying prospectus, which we refer to together as the prospectus, do not contain all of the information included in the related registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. In accordance with SEC rules and regulations, we have filed agreements and documents that we are required to file as exhibits to the registration statement. Please see such agreements and documents for a complete description of these matters. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the date on the front of the accompanying prospectus, as the case may be.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C., 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you at the SEC’s web site at http://www.sec.gov and at our website at http://www.equityapartments.com. The contents of our website are not deemed to be a part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede information in prior filings. We incorporate by reference into this prospectus our documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•

Current Reports on Form 8-K filed on January 9, 2012, January 11, 2012, January 23, 2012, February 2, 2012, February 21, 2012, April 19, 2012, May 25, 2012, June 7, 2012, June 13, 2012, June 25, 2012, July 26, 2012, August 29, 2012 and November 26, 2012 (two reports) and on Form 8-K/A filed February 2, 2012; and

•	Description of Common Shares contained in our registration statement on Form 8-A/A dated August 10, 1993.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the 1934 Act, after the date of this prospectus and prior to the termination of our offering under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including, but not limited to, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of such form.

You may request copies of these filings, at no cost, by writing to or telephoning us at the following address:

Equity Residential

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Attention: Investor Relations

Telephone Number: (888) 879-6356

PROSPECTUS

EQUITY RESIDENTIAL

Common Shares

Preferred Shares

Depositary Shares

Share Purchase Contracts

Warrants

EQR Debt Securities

Guarantees

ERP OPERATING LIMITED PARTNERSHIP

ERP Debt Securities

Guarantees

From time to time Equity Residential may offer (i) common shares of beneficial interest, $0.01 par value per share (“Common Shares”), (ii) in one or more series preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”), (iii) in one or more series Preferred Shares represented by depositary shares (the “Depositary Shares”), (iv) share purchase contracts (“Share Purchase Contracts”), (v) warrants (“Warrants”), (vi) debt securities (“EQR Debt Securities”), and (vii) guarantees of debt securities of ERP Operating Limited Partnership. The Common Shares, Preferred Shares, Depositary Shares, Share Purchase Contracts, Warrants, EQR Debt Securities, and guarantees of debt securities of ERP Operating Limited Partnership (collectively, the “EQR Securities”) may be offered, separately or together, in separate series (with respect to Preferred Shares, Depositary Shares and EQR Debt Securities), in amounts, at prices and on terms to be described in one or more supplements to this prospectus.

From time to time ERP Operating Limited Partnership may offer (i) unsecured senior or subordinated debt securities (“ERP Debt Securities”) and (ii) guarantees of EQR Debt Securities (together, the “ERP Securities” and, together with the EQR Securities, the “Securities”), in amounts, at prices and on terms to be described in one or more supplements to this prospectus.

When we decide to offer the Securities, we will prepare a prospectus supplement describing the offering and the particular terms of the Securities we are selling, which terms will include, among other things: (i) in the case of Preferred Shares, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Shares, any initial public offering price; and (iii) in the case of Depositary Shares, the fractional Preferred Shares represented by each Depositary Share and the applicable terms of those preferred shares. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to assist in maintaining our status as a real estate investment trust (a “REIT”) for federal income tax purposes. Any prospectus supplement describing the offering and the particular terms of debt securities will include, among other things:

•	the issuer of the debt securities,

•	the specific title of the debt securities,

•	the amount of the offering and the offering price,

•	the form of the debt securities (which may be registered or bearer, certificated or global),

•	the denominations in which the debt securities may be offered,

•	the maturity date,

•	the rate of interest (or manner of calculation thereof) and date of payment of interest,

•	any applicable terms for redemption (at our option) or repayment (at your option),

•	terms for any sinking fund payments,

•	covenants,

•	any material United States federal income tax considerations, and

•	the exchanges upon which we intend to apply to list the debt securities, if any.

The applicable prospectus supplement also will contain information, where applicable, about the material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such prospectus supplement, not contained in this prospectus.

The Securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. See “Plan of Distribution.” No Securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of such Securities.

You should read this prospectus and any prospectus supplement carefully before you make an investment in our securities.

The Common Shares are listed on the New York Stock Exchange under the symbol “EQR.”

Our principal executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 and our telephone number is (312) 474-1300.

Investing in our securities involves risks. Before buying our securities, you should read and consider the risk factors included in our periodic reports, in the prospectus supplements or any free writing prospectus relating to any specific offering, and in other information that we file with the Securities and Exchange Commission. See “Where You Can Find More Information About Us” and “Special Note Regarding Forward-Looking Statements.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2010.

We have not authorized any person to give any information or to make any representations in connection with this offering other than those contained or incorporated or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the “Securities Act.” By using an automatic shelf registration statement, we may, at any time and from time to time, sell the securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information About Us.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the documents incorporated or deemed to be incorporated by reference in this prospectus and the additional information described under the heading “Where You Can Find More Information About Us” in this prospectus.

Unless the context otherwise requires or as otherwise specified, references in this prospectus to “we,” “us,” or “our” refer to Equity Residential and its subsidiaries, including ERP Operating Limited Partnership. In addition, we sometimes refer to ERP Operating Limited Partnership as the “Operating Partnership” and to Equity Residential as the “Company.”

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

This prospectus does not contain all of the information included in the related registration statement. Parts of the registration statement have been omitted in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. In accordance with SEC rules and regulations, we have filed agreements and documents that we are required to file as exhibits to the registration statement. Please see such agreements and documents for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Equity Residential and ERP Operating Limited Partnership file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street NE, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you at the SEC’s web site at http://www.sec.gov and at our website at http://www.equityapartments.com. The contents of our website are not deemed to be part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede information in prior filings. We incorporate by reference into this prospectus our documents listed below:

•	Annual reports of Equity Residential and ERP Operating Limited Partnership on Form 10-K for the year ended December 31, 2009 (Files Nos. 001-12252 and 000-24920);

•	Quarterly reports of Equity Residential on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 (File No. 001-12252);

•	Quarterly reports of ERP Operating Limited Partnership on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 (File No. 000-24920);

•	Current reports of Equity Residential on Form 8-K filed on January 4, 2010, January 26, 2010, February 4, 2010, March 22, 2010, June 21, 2010, July 8, 2010 and September 14, 2010 (File No. 001-12252);

•

Current reports of ERP Operating Limited Partnership on Form 8-K filed on January 4, 2010, January 26, 2010, March 22, 2010, July 8, 2010, July 15, 2010 and September 14, 2010 (File No. 000-24920); and

•	Description of Equity Residential’s Common Shares contained in its registration statement on Form 8-A/A dated August 10, 1993.

All documents filed by either of us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, or the “1934 Act,” after the date of this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including, but not limited to, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing to or telephoning either of us at the following address:

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Attention: Investor Relations

Telephone number: (888) 879-6356

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under “Where You Can Find More Information About Us” contain certain information that we intend to be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act. These forward-looking statements relate to such things as our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms.

Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors. The cautionary statements under the caption “Risk Factors” contained in the Annual Reports on Form 10-K of Equity Residential and ERP Operating Limited Partnership for the year ended December 31, 2009 and under Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2010, all of which are incorporated herein by reference, and other similar statements contained in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and the documents incorporated or deemed incorporated by reference herein and therein identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, those developments could have a material adverse effect on our business, financial condition and results of operations.

In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus and the documents incorporated by reference or deemed incorporated by reference herein will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

EQUITY RESIDENTIAL AND ERP OPERATING LIMITED PARTNERSHIP

Equity Residential is a Maryland REIT formed in March 1993 and an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top United States growth markets. Equity Residential is the managing general partner of ERP Operating Limited Partnership and has elected to be taxed as a REIT.

Equity Residential is one of the largest publicly traded real estate companies and is the largest publicly traded owner of multifamily properties in the United States of America (based on the aggregate market value of its outstanding common shares, the number of apartment units wholly-owned and total revenues earned). As of June 30, 2010, we had a national portfolio of 492 multifamily properties containing 137,091 apartment units located in 23 states and the District of Columbia. As of June 30, 2010, our properties had an average same store occupancy rate of approximately 95%.

ERP Operating Limited Partnership was formed to conduct the multifamily residential property business of Equity Residential. ERP Operating Limited Partnership is a limited partnership organized under the laws of the State of Illinois.

Our principal executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and our telephone number is (312) 474-1300.

ANTICIPATED USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement accompanying this prospectus, we intend to use the proceeds from the sale of the Securities for working capital and general company purposes including, without limitation, the acquisition or development of multifamily properties and the repayment of debt. Net proceeds may be temporarily invested prior to use.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth Equity Residential’s and ERP Operating Limited Partnership’s ratios of (i) earnings before combined fixed charges to total combined fixed charges and (ii) earnings before combined fixed charges and preferred distributions to total combined fixed charges and preferred distributions for the periods shown.

	For the Six Months Ended June 30,(1)		For the Years Ended December 31,(1)
	2010	2009	2009	2008	2007	2006	2005
Ratio of earnings before combined fixed charges to total combined fixed charges(1)	—	—	—	—	—	—	—
Ratio of earnings before combined fixed charges and preferred distributions to total combined fixed charges and preferred distributions(1)	—	—	—	—	—	—	—

(1)	For the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008, 2007, 2006 and 2005, the coverage deficiencies approximated $9.3 million, $6.1 million, $32.7 million, $97.9 million, $62.9 million, $77.8 million and $15.5 million, respectively. All ratios have been reduced due to the disposition of properties which resulted in the inclusion of those properties in discontinued operations. The ratios have been further reduced due to non-cash depreciation expense and impairment charges and premiums on the redemption of preferred shares and/or preference units/interests. We were in compliance with our unsecured public debt covenants for all periods presented.

Ratio of earnings before combined fixed charges to total combined fixed charges represents the ratio of income from continuing operations plus fixed charges (primarily interest and other financing costs incurred) and less preferred distributions to fixed charges. Ratios of earnings before combined fixed charges and preferred distributions to total combined fixed charges and preferred distributions represents the ratio of income from continuing operations plus fixed charges (primarily interest and other financing costs incurred) and preferred distributions to fixed charges and preferred distributions.

DESCRIPTION OF EQUITY RESIDENTIAL SECURITIES

The following description sets forth certain general terms and provisions of the EQR Securities to which any prospectus supplement may relate. The particular terms of the EQR Securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such EQR Securities. Please note that in this section entitled “Description of Equity Residential Securities,” references to “the Company,” “we,” “our” and “us” refer to Equity Residential, as the issuer of EQR Securities, unless the context requires otherwise.

The summary of the terms of the shares of beneficial interest of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Restatement of Declaration of Trust of the Company dated December 9, 2004 (“Declaration of Trust”), as amended and/or restated from time to time, and the Sixth Amended and Restated Bylaws of the Company, as adopted on September 10, 2008, as amended, supplemented and/or restated from time to time, each of which is incorporated herein by reference.

Our Declaration of Trust provides that we may issue up to 1,100,000,000 shares of beneficial interest, consisting of 1,000,000,000 Common Shares and 100,000,000 Preferred Shares. As of June 30, 2010, 283,442,674 Common Shares and 1,947,425 Preferred Shares were issued and outstanding.

Both the Maryland REIT Law and our Declaration of Trust provide that no shareholder of the Company will be liable for any debt or obligation of the Company solely as a result of his or her status as a shareholder of the Company. Our Declaration of Trust further provides that the Company has the power to indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his or her being or having been a shareholder and to reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability.

Common Shares

Distributions.    All Common Shares offered hereby will be duly authorized, fully paid and non-assessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of our Declaration of Trust regarding excess shares (as defined herein), holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees of the Company (the “Board of Trustees”) out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays regular quarterly distributions.

Voting Rights.    Subject to the provisions of our Declaration of Trust regarding excess shares, each outstanding Common Share entitles the holder to one vote on the following matters: (a) the election or removal of Trustees; (b) the amendment of our Declaration of Trust; (c) the voluntary dissolution or termination of Equity Residential; (d) the merger of Equity Residential, provided, however, that the shareholders shall not be entitled to vote on a merger of Equity Residential which may be approved pursuant to the provisions of the Maryland REIT Law by a majority of the entire Board of Trustees without a vote of the shareholders and, further provided, that if a shareholder vote is required pursuant to the provisions of the Maryland REIT Law, such merger shall be approved by the affirmative vote of the holders of not less than a majority of all the shares then outstanding and entitled to vote thereon, (e) the sale or other disposition of all or substantially all of Equity Residential’s assets, provided, however, that the sale or other disposition of all or substantially all of Equity Residential’s assets shall be approved by the affirmative vote of the holders of not less than a majority of all the shares then outstanding and entitled to vote thereon, and (f) such other matters with respect to which the Board of Trustees has adopted a resolution declaring advisable or recommending a proposal and directing that the matter be submitted to the shareholders for consideration. Except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any Trustees.

Conversion, Redemption, Liquidation Rights.    Holders of Common Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Company. Subject to the provisions of our Declaration of Trust regarding excess shares, Common Shares have equal distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by the Maryland REIT Law, appraisal rights.

Pursuant to the Maryland REIT Law, a REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our Declaration of Trust provides that a merger, and amendments to the Declaration of Trust in connection with a merger, may be approved by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by the Board of Trustees. Subject to the provisions of any class or series of our shares outstanding, after approval of the Board of Trustees, Equity Residential may be dissolved or terminated by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Registrar and Transfer Agent.    The registrar and transfer agent for the Common Shares is Computershare Trust Company, N.A.

Restriction on Ownership and Transfer.    For the Company to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made). To facilitate maintenance of its qualification as a REIT for federal income tax purposes, we generally will prohibit ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single shareholder of more than 5% of the issued and outstanding Common Shares and generally will prohibit ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single shareholder of more than 5% of the issued and outstanding shares of any class or series of the Company’s Preferred Shares (collectively, the “Ownership Limit”).

Because the Board of Trustees believes it is desirable for the Company to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than the Ownership Limit. The ownership attribution rules under the Internal Revenue Code are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 5% of the Common Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Common Shares) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 5% of the outstanding Common Shares and thus subject such Common Shares to the Ownership Limit. The Board of Trustees shall grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Internal Revenue Code if it is satisfied that such ownership will not cause a person who is an individual to be treated as owning Common Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize the Company’s status as a REIT. As a condition of such waiver, the Board of Trustees may require undertakings or representations from the applicant with respect to preserving the REIT status of the Company. Under certain circumstances, the Board of Trustees may, in its sole and absolute discretion, grant an exemption for individuals to acquire Preferred Shares in excess of the Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made.

The Board of Trustees of the Company will have the authority to increase the Ownership Limit from time to time, but will not have the authority to do so to the extent that after a giving effect to such increase, five beneficial owners of Common Shares could beneficially own in the aggregate more than 49.5% of the outstanding Common Shares.

The Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest of the Company that would result in the Company being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of the Company if such transfer would result in shares of beneficial interest of the Company being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of the Company that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company’s status as a REIT.

If any purported transfer of shares of beneficial interest of the Company or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in the Declaration of Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares that exceeds the Ownership Limit (referred to as “excess shares”) and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the “Prohibited Owner”) shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the “Beneficiary”). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the excess shares will be void.

In addition, shares of beneficial interest of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of beneficial interest held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such lower percentage as provided in the rules and regulations promulgated under the Internal Rev-

enue Code) of the outstanding shares of beneficial interest of the Company must give a written notice to the Company within 30 days after the end of each taxable year stating such person’s name and address, the number of shares owned by such person and a description of the manner in which such shares are held. Any record holder who holds shares as nominee for another person who is required to include in gross income the distributions received on such shares must give notice stating the name and address of such other person and the number of shares of such other person with respect to which such record holder is nominee. In addition, each shareholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to ensure compliance with the ownership limitations described above.

These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Preferred Shares

General.    The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any prospectus supplement may relate.

The Board of Trustees is empowered by the Declaration of Trust to designate and issue from time to time one or more series of Preferred Shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each series of Preferred Shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The Preferred Shares will, when issued, be fully paid and non-assessable.

As of June 30, 2010, the Company had outstanding 324,966 Series E Preferred Shares (liquidation preference $25.00 per share), 22,459 Series H Preferred Shares (liquidation preference $25.00 per share), 1,000,000 Series K Preferred Shares (liquidation preference $50.00 per share) and 600,000 Series N Preferred Shares (liquidation preference $250.00 per share). The Series E Preferred Shares, Series H Preferred Shares and Series N Preferred Shares are listed on the New York Stock Exchange under the symbols “EQR-PrE,” “EQR-PrH” and “EQR-PrN,” respectively. Distributions on the Series E Preferred Shares are cumulative from the date of original issue and payable quarterly on the first business day of January, April, July and October of each year, at the rate of 7.00% of the liquidation preference per annum of such shares. Distributions on the Series H Preferred Shares and the Series K Preferred Shares are cumulative from the date of original issue and payable quarterly on the last day of March, June, September and December of each year, at the rate of 7.00% and 8.29%, respectively, of the liquidation preference per annum of such shares. Distributions on the Series N Preferred Shares are cumulative from the date of original issue and payable quarterly on or about the fifteenth day of January, April, July and October of each year, at the rate of 6.48% of the liquidation preference per annum of such shares.

Each Series E Preferred Share is convertible at the option of the holder thereof at any time into Common Shares, at a conversion price of $22.47 per Common Share (equivalent to a conversion rate of approximately 1.1128 Common Share for each Series E Preferred Share), subject to adjustments under certain conditions. The Series K Preferred Shares and the Series N Preferred Shares may be redeemed for cash at the option of the Company in whole or in part, at $50.00 per share and $25.00 per share, respectively, plus accrued and unpaid distributions, if any, to the redemption date. Each Series H Preferred Share is convertible at the option of the holder thereof at any time into Common Shares, at a conversion price of $17.27 per Common Share (equivalent to a conversion rate of approximately 1.448 Common Share for each Series H Preferred Share), subject to adjustments under certain conditions. The Series H Preferred Shares may be redeemed for Common Shares at the option of the Company in whole or in part, at a redemption price per share based upon the contractual conversion rate, plus cash in respect of accrued and unpaid distributions, if any, to the redemption date. The Series K Pre-

ferred Shares are not redeemable prior to December 10, 2026. On or after December 10, 2026, the Series K Preferred Shares may be redeemed for cash at the option of the Company in whole or in part, at a redemption price equal to the liquidation price per share, plus accrued and unpaid distributions, if any, to the redemption date. The redemption price of the Series K Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other shares of beneficial interest of the Company which may include other series of Preferred Shares. The Series N Preferred Shares may be redeemed for cash at the option of the Company in whole or in part, at a redemption price equal to the liquidation price per share, plus accrued and unpaid distributions, if any, to the redemption date.

The Series E Preferred Shares, the Series H Preferred Shares, the Series K Preferred Shares and the Series N Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption and, with the exception of the Series E Preferred Shares and the Series H Preferred Shares, are not convertible into any other securities of the Company. The Company may redeem the Series K Preferred Shares or the Series N Preferred Shares in certain circumstances relating to maintenance of its status as a REIT. The Series E Preferred Shares and Series H Preferred Shares have been called for redemption in full on November 1, 2010. See “— Redemption” and “— Restrictions on Ownership and Transfer.” The other terms of the Preferred Shares are described generally below.

The prospectus supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation:

(1) The title and stated value of such Preferred Shares;

(2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

(3) The distribution rate(s), period(s) and /or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

(4) The date from which distributions on such Preferred Shares shall accumulate, if applicable;

(5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

(6) The provision for a sinking fund, if any, for such Preferred Shares;

(7) The provision for redemption, if applicable, of such Preferred Shares;

(8) Any listing of such Preferred Shares on any securities exchange;

(9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

(10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

(11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

(12) A discussion of all material federal income tax considerations, if any, applicable to such Preferred Shares that are not discussed in this prospectus;

(13) The relative ranking and preferences of such Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

(15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

Rank.    Unless otherwise specified in the applicable prospectus supplement, the Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term “equity securities” does not include convertible debt securities.

Distributions.    Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash distributions (or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

Distributions on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Board of Trustees of the Company fails to declare a distribution payable on a distribution payment date on any series of the Preferred Shares for which distributions are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are declared payable on any future distribution payment date.

Unless otherwise specified in the prospectus supplement, if any Preferred Shares of any series are outstanding, no full distributions shall be declared or paid or set apart for payment on any shares of beneficial interest of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past distribution periods and the then current distribution period or (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to distributions with the Preferred Shares of such series, all distributions declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to distributions with such Preferred Shares shall be declared pro rata so that the amount of distributions declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Shares of such series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, for the then current distribution period, no distributions (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to distributions and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common

Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, nor shall any Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation).

If, for any taxable year, the Company elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)) any portion (the “Capital Gains Amount”) of the dividends (within the meaning of the Internal Revenue Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Internal Revenue Code) paid or made available to the holders of the Preferred Shares for the year and the denominator of which shall be the Total Dividends.

Redemption.    If so provided in the applicable prospectus supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Shares do not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distributions periods and the then current distribution period, and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to assist in maintaining the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number and series of Preferred Shares to be redeemed; (iii) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (iv) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (v) the date upon which the holder’s conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights.    Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Whenever distributions on any Preferred Shares shall be in arrears for six or more quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two addi-

tional Trustees of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative distribution, all distributions accumulated on such series of Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares do not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two Trustees.

Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Declaration of Trust or the Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights.    The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

Registrar and Transfer Agent.    The registrar and transfer agent for the Preferred Shares will be set forth in the applicable prospectus supplement.

Depositary Shares

General.    The Company may issue receipts (“Depositary Receipts”) for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable prospectus supplement. Preferred Shares of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a “Deposit Agreement”) among the Company, the depositary named therein (the “Preferred Share Depositary”) and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including distribution, voting, conversion, redemption and liquidation rights).

The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Share Depositary, the Company will cause the Preferred Share Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof is qualified in its entirety by reference thereto.

Distributions.    The Preferred Share Depositary will distribute all cash distributions received in respect of the Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary.

In the event of a distribution other than in cash, the Preferred Share Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary, unless the Preferred Share Depositary determines that it is not feasible to make such distribution, in which case the Preferred Share Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares converted into excess shares.

Withdrawal of Shares.    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Share Depositary (unless the related Depositary Shares have previously been called for redemption or converted into excess shares), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of the Preferred Shares represented by each Depositary Share as specified in the applicable prospectus supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Share Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption.    Whenever the Company redeems Preferred Shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Share Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any excess shares.

From and after the date fixed for redemption, all distributions in respect of the Preferred Shares so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Share Depositary.

Voting Rights.    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Share Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Share Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder’s Depositary Shares. The Preferred Share Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Share Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Share Depositary.

Liquidation Preference.    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable prospectus supplement.

Conversion.    The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company’s status as a REIT. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Share Depositary with written instructions to the Preferred Share Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares (including excess shares) of the Company or other shares of beneficial interest, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement.    The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

The Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Preferred Share Depositary if (i) such termination is necessary to assist in maintaining the Company’s status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Share Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Share Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to assist in maintaining the Company’s status as a REIT, then, if the Depositary Shares are listed on a national securities exchange, the Company will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed or (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares.

Charges of Preferred Share Depositary.    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Share Depositary in connection with the performance of its duties under the Deposit Agreement.

Resignation and Removal of Depositary.    The Preferred Share Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Share Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Share Depositary. A successor Preferred Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous.    The Preferred Share Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Share Depositary with respect to the related Preferred Shares.

Neither the Preferred Share Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Share Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Share Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the Preferred Share Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Share Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

Warrants

Equity Residential may issue warrants for the purchase of our Common Shares or Preferred Shares by this prospectus. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to the shareholders of Equity Residential and may be attached to or separate from such securities. We may issue warrants under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In the applicable prospectus supplement, we will describe the terms of the warrants and applicable warrant agreement, including, where applicable, the following:

•	the title of such warrants;

•	their aggregate number;

•	the price or prices at which we will issue them;

•	the designation, number and terms of the preferred shares or common shares that can be purchased upon exercise of them;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such security;

•	the date, if any, on and after which they and the related preferred shares or common shares, if any, will be separately transferable;

•	the price at which each share of preferred share or common share that can be purchased upon exercise of such warrants may be purchased;

•	the date on which the right to exercise them shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of such warrants.

Share Purchase Contracts

We may issue share purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common shares, preferred shares or depositary shares at a future date or dates. Alternatively, the share purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of common shares, preferred shares or depositary shares. The consideration per share of common shares or preferred shares or per depositary share may be fixed at the time the share purchase contracts are issued or may be determined by a specific reference to a formula set forth in the share purchase contracts. The share purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The share purchase contracts may be issued separately or as part of share purchase units consisting of a share purchase contract and debt securities, preferred shares or debt obligations of third parties, including U.S. treasury securities, other share purchase contracts or common shares, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common shares, preferred shares, depository shares or other security or property under the share purchase contracts. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the share purchase contracts.

The securities related to the share purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of share purchase contracts to purchase the underlying security or property under the related share purchase contracts. The rights of holders of share purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of share purchase contracts will be permitted to withdraw the pledged securities related to such share purchase contracts from the pledge arrangement.

EQR Debt Securities

The EQR Debt Securities may be senior or subordinated, may be convertible into Common Shares, and will be issued pursuant to an indenture, dated as of a date prior to such issuance (the “EQR Indenture.”)

Guarantees of ERP Debt Securities

At its sole option, Equity Residential may guarantee (either fully or unconditionally or in a limited manner) the due and punctual payment of the principal of, and any premium and interest on, one or more series of ERP Debt Securities of ERP Operating Limited Partnership, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantee and the indenture. The particular terms of the guarantee, if any, will be set forth in a prospectus supplement and supplemental indenture relating to the guaranteed ERP Debt Securities.

DESCRIPTION OF ERP OPERATING LIMITED PARTNERSHIP SECURITIES

ERP Debt Securities

General.    The following description sets forth certain general terms and provisions of the ERP Debt Securities to which any prospectus supplement may relate. The particular terms of the ERP Debt Securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such ERP Debt Securities. Please note that in this section entitled “Description of ERP Operating Limited Partnership Securities,” references to “we,” “our” and “us” refer to ERP Operating Limited Partnership, as the issuer of the ERP Securities, unless the context requires otherwise.

The ERP Debt Securities may be senior or subordinated debt securities, and may be exchangeable for Common Shares. The Debt Securities and the ERP Debt Securities will be issued pursuant to an indenture, dated as of October 1, 1994 (the “original indenture”), as supplemented by the first supplemental indenture, dated as of September 9, 2004, the second supplemental indenture thereto, dated as of August 23, 2006, and the third supplemental indenture thereto, dated as of June 4, 2007 (the “Third Supplemental Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as successor in trust to J.P. Morgan Trust Company, National Association, as successor in trust to Bank One Trust Company, NA, as successor to The First National Bank of Chicago, as trustee (collectively, the “Indenture”). The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee at 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602, or as described above under “Where You Can Find More Information About Us.” The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the ERP Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the ERP Debt Securities. Capitalized terms used in this prospectus that are not defined herein have the meanings set forth in the Indenture. All section references appearing below refer to sections of the Indenture or to the Third Supplemental Indenture.

ERP Operating Limited Partnership is the only obligor with respect to the ERP Debt Securities and neither any limited or general partner of ERP Operating Limited Partnership, including Equity Residential, in its individual capacity and as general partner of ERP Operating Limited Partnership, nor any principal, shareholder, officer, director, trustee or employee of any limited or general partner of ERP Operating Limited Partnership or of any successor of any limited or general partner of ERP Operating Limited Partnership has any obligation for payment of the ERP Debt Securities or for any of ERP Operating Limited Partnership’s obligations, covenants or agreements contained in the ERP Debt Securities or the Indenture except in the event that the ERP Debt Securities are specifically guaranteed by Equity Residential, at its sole option, as set forth in an applicable prospectus supplement. By accepting the ERP Debt Securities, you waive and release all liability of this kind. The waiver and release are part of the consideration for the issuance of ERP Debt Securities.

The ERP Debt Securities may be issued in one or more series, as determined by the Board of Trustees of Equity Residential, as our general partner, or as established in the Indenture or in one or more supplements to the Indenture. All ERP Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the ERP Debt Securities of such series, for issuances of additional ERP Debt Securities of such series (Section 301).

There may be more than one Trustee under the Indenture, each with respect to one or more series of ERP Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of ERP Debt Securities, and a successor Trustee may be appointed to act with respect to that series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of ERP Debt Securities, each shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 609). Except as otherwise indicated in the Indenture, any action described in the Indenture to be taken by the Trustee may be taken by each Trustee with respect to, and only with respect to, the one or more series of ERP Debt Securities for which it is Trustee under the Indenture.

The prospectus supplement will contain the specific terms relating to the series of ERP Debt Securities being offered, including without limitation:

(1) the title of the ERP Debt Securities;

(2) the aggregate principal amount of the ERP Debt Securities and any limit on the aggregate principal amount;

(3) the percentage of the principal amount at which the ERP Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

(4) the date or dates, or the method for determining the date or dates, on which the principal of the ERP Debt Securities will be payable;

(5) the rate or rates, which may be fixed or variable, or the method by which the rate or rates shall be determined, at which the ERP Debt Securities will bear interest, if any;

(6) the date or dates, or the method for determining the date or dates, from which any interest on the ERP Debt Securities will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which such dates shall be determined, the person to whom interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(7) the place or places where, if other than or in addition to the Borough of Manhattan, City of New York,

(x) the principal of (and premium and make-whole amounts, if any) and interest, if any, on ERP Debt Securities will be payable,

(y) ERP Debt Securities may be surrendered for conversion or registration of transfer or exchange and

(z) notices or demands to or upon us in respect of ERP Debt Securities and the Indenture may be served;

(8) the period or periods within which, the price or prices at which and the terms and conditions upon which ERP Debt Securities may be redeemed, in whole or in part, at our option, if we are to have this option;

(9) our obligation, if any, to redeem, repay or purchase ERP Debt Securities at the option of a holder thereof, and the period or periods within which or the date or dates on which, the price or prices as to which and the terms and conditions upon which the ERP Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to this obligation;

(10) if other than the Trustee under the Indenture, the identity of each security registrar for our registered securities and/or any person authorized by us to pay the principal of (and premium, if any) or interest on any securities or coupons on our behalf;

(11) if other than United States dollars, the currency or currencies in which the ERP Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12) whether the amount of payments of principal (and premium, if any) or interest, if any, on the ERP Debt Securities may be determined with reference to an index, formula or other method, the basis for such formula, if any, and the manner in which amounts shall be determined;

(13) provisions, if any, granting special rights to the holders of our securities of the series upon the occurrence of such events as may be specified;

(14) any additions to, modifications of or deletions from the terms of the ERP Debt Securities with respect to the events of default or covenants set forth in the Indenture;

(15) whether the ERP Debt Securities will be issued in certificated or book-entry form;

(16) whether the ERP Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

(17) if the securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

(18) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture;

(19) whether and under what circumstances we will pay additional amounts as contemplated in the Indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the ERP Debt Securities in lieu of making such payment; and

(20) any other terms of the ERP Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

The ERP Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity (“Original Issue Discount Securities”). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

Except as set forth below under “Certain Covenants” and “Other Indenture Covenants That Only Apply To Certain Previously Issued ERP Debt Securities,” the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of ERP Debt Securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. However, restrictions on ownership and transfers of Equity Residential’s common shares and preferred shares of beneficial interest are designed to preserve Equity Residential’s status as a REIT and, therefore, may act to prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information concerning any deletions from, modifications of or additions to the events of default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer.    Unless otherwise described in the applicable prospectus supplement, the registered securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of ERP Debt Securities will be payable at the corporate trust office of the Trustee, located at 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the Trustee, notice whereof shall be given to the holder of the debt security not less than ten days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

Subject to certain limitations imposed upon ERP Debt Securities issued in book-entry form, the ERP Debt Securities of any series will be exchangeable for other ERP Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the ERP Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon ERP Debt Securities issued in book-entry form, the ERP Debt Securities of any series may be surrendered for conversion, registration of transfer or exchange thereof at the corporate trust office of the Trustee. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any ERP Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any paying, transfer or other agent (in addition to the Trustee) initially designated by us with respect to any series of ERP Debt Securities, we may at any time rescind the designation of any agent or approve a change in the location through which any agent acts, except that we will be required to maintain a transfer agent in each place of payment for the applicable series. We may at any time designate additional transfer agents with respect to any series of ERP Debt Securities (Section 1002).

Neither we nor the Trustee shall be required to:

(1) issue, register the transfer of or exchange ERP Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of ERP Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

(2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

(3) issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid (Section 305).

Merger, Consolidation or Sale.    We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into any other entity, provided that

(1) we will be the continuing entity, or the successor entity will be an entity organized and existing under the laws of the United States or a state thereof and will expressly assume payment of the principal of and premium (if any) and any interest (including all additional amounts, if any, payable pursuant to Section 1012) on all of the ERP Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

(2) immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of any of our subsidiaries as a result thereof as having been incurred by us, or our subsidiary at the time of such transaction, no event of default under the Indenture, and no event which after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

(3) an officers’ certificate of Equity Residential, as our general partner, and a legal opinion covering these conditions shall have been delivered to the Trustee (Sections 801 and 803).

Certain Covenants.    This section describes promises we make with respect to our securities issued pursuant to the Indenture. ERP Debt Securities issued under the Indenture prior to June 4, 2007, the date of the Third Supplemental Indenture, have the benefits of certain covenants which are more restrictive on us and our subsidiaries than the covenants applicable to the ERP Debt Securities issued after June 4, 2007, including ERP Debt Securities offered pursuant to this prospectus . See — “Other Indenture Covenants That Only Apply to Certain Previously Issued ERP Debt Securities.”

Covenants Contained in Third Supplemental Indenture.

Limitation on Outstanding Debt.    We will not, and will not permit any subsidiary to, incur any Debt, other than intercompany Debt (representing Debt to which the only parties are Equity Residential, us and/or any of our Subsidiaries (but only so long as such Debt is held solely by any of Equity Residential, us and any subsidiary)) that is subordinate in right of payment of the ERP Debt Securities, if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds of that Debt, our total Debt would exceed 65% of our Total Assets at the reporting date.

Ratio of Consolidated EBITDA to Annual Service Charge.    We will not, and will not permit any subsidiary to, incur any Debt if the ratio of Consolidated EBITDA to the Maximum Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the incurrence of the additional Debt is less than 1.5, on a pro forma basis after giving effect to the incurrence of the additional Debt and to the application of the proceeds from that Debt, and calculated on the assumption that:

•

the additional Debt and any other Debt incurred by us and our Subsidiaries since the first day of the applicable four-quarter period and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

•

the repayment or retirement of any other Debt repaid or retired by us and our Subsidiaries since the first day of that four-quarter period occurred at the beginning of that period, except that in determining the amount of Debt repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during that period;

•

in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of that four-quarter period, the related acquisition had occurred as of the first day of that period with the appropriate adjustments with respect to the acquisition being included in that pro forma calculation;

•	any income earned as a result of any increase in Total Assets since the end of that four-quarter period had been earned, on an annualized basis, for that period; and

•

in the case of any acquisition or disposition of any asset or group of assets by us or any of our Subsidiaries since the first day of that four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments with respect to the acquisition or disposition being included in that pro forma calculation.

Secured Debt.    In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any subsidiary if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds from that Debt, the aggregate principal amount of all of our outstanding Debt and the Debt of our subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our property or the property of any subsidiary is greater than 40% of our Total Assets.

Unencumbered Assets.    In addition to the covenants described above, the Third Supplemental Indenture also requires us to maintain Total Unencumbered Assets of not less than 125% of the aggregate outstanding principal amount of our Unsecured Debt.

For purposes of the foregoing covenants regarding the limitation on the incurrence of Debt, Debt shall be deemed to be “incurred” by us and our subsidiaries on a consolidated basis whenever we or any of our subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof (Third Supplemental Indenture).

In this section entitled “— Covenants Contained in the Third Supplemental Indenture,” we use several terms that have special meanings relevant to the promises we make for the benefit of the holders of ERP Debt Securities issued after June 4, 2007. We define these terms as follows:

“Acquired Debt” means Debt of an entity (i) existing at the time such entity becomes a subsidiary or (ii) assumed in connection with the acquisition of assets from such entity, in each case, other than Debt incurred in connection with, or in contemplation of, such entity becoming a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any entity or the date the acquired entity becomes a subsidiary (Third Supplemental Indenture).

“Debt” means any indebtedness of ours or any subsidiary, whether or not contingent, in respect of

(1) borrowed money or evidenced by bonds, notes, debentures or similar instruments,

(2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any subsidiary,

(3) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, or

(4) any lease of property by us or any subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness incurred under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of ours or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, indebtedness of another person other than us or any subsidiary, it being understood that Debt shall be deemed to be incurred by us and our subsidiaries on a consolidated basis whenever we or our subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof (Section 101).

“Capitalization Rate” means 6.75% (Third Supplemental Indenture).

“Capitalized Property Value” means, as of any date, the aggregate sum of all Property EBITDA for each of our properties for the prior four quarters and capitalized at the applicable Capitalization Rate, provided, however, that if the value of a particular property calculated in accordance with this definition is less than the undepreciated book value of that property determined in accordance with GAAP, the undepreciated book value shall be used in lieu thereof with respect to that property (Third Supplemental Indenture).

“Consolidated EBITDA” means, for any period of time, without duplication, net earnings or losses, including the net incremental gains or losses on sales of condominium units, vacant land and other non-depreciated real property and excluding net derivative gains or losses and gains or losses on dispositions of REIT depreciable real estate investments as reflected in the reports filed by us under the 1934 Act, before deductions by us and our Subsidiaries, including amounts reported in discontinued operations, for (1) interest expense, including prepayment penalties; (2) provision for taxes based on income; (3) depreciation, amortization and all other non-cash items, as we determine in good faith, deducted in arriving at net income or loss; (4) extraordinary items; (5) non-recurring items, as we determine in good faith; and (6) minority interest. In each case for such period, we will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (a) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of those assets from service as if the placement of those assets in service or removal of those assets from service occurred at the beginning of the period; and (b) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period (Third Supplemental Indenture).

“Maximum Annual Service Charge” for any period means the amount payable (including, if determined on a pro forma basis, the maximum amount which may become payable) in any 12-month period for interest on Debt (Section 101).

“Property EBITDA” is defined as, for any period of time, without duplication, net earnings or losses, excluding net derivative gains or losses and gains or losses on dispositions of real estate, before deductions by us and our Subsidiaries, including amounts reported in discontinued operations, for (1) interest expense, including prepayment penalties; (2) provision for taxes based on income; (3) depreciation, amortization and all other non-cash items, as we determine in good faith by us, deducted in arriving at net income or loss; (4) extraordinary items; (5) non-recurring items, as determined in good faith by us; and (6) minority interest. In each case for the relevant period, we will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. For purposes of this definition, Property EBITDA will not include corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and trustee stock and stock option expense and pursuit cost write-offs as we determine in good faith (Third Supplemental Indenture).

“Stabilized Property” means (1) with respect to an acquisition of an income producing property, a property becomes stabilized when we or our Subsidiaries have owned the property for at least 4 full quarters and (2) with respect to new construction or redevelopment property, a property becomes stabilized 4 full quarters after the earlier of (a) 18 months after substantial completion of construction or redevelopment, and (b) the quarter in which the physical occupancy level of the property is at least 93% (Third Supplemental Indenture).

“Total Assets” mean, solely for the purposes of the covenants contained in the Third Supplemental Indenture, the sum of: (1) for Stabilized Properties, Capitalized Property Value; and (2) for all other assets of ours and our Subsidiaries, undepreciated book value as determined in accordance with GAAP (but excluding accounts receivable and intangibles) (Third Supplemental Indenture). With respect to the covenants described under the caption “— Covenants Contained in the Indenture Applicable to the ERP Debt Securities” the term “Total Assets” has the meaning set forth below in that section.

“Total Unencumbered Assets” means the sum of: (1) the Capitalized Property Values of Stabilized Properties not subject to an encumbrance and (2) for all other assets of ours and our Subsidiaries not subject to an encumbrance, undepreciated book value of such assets as determined in accordance with GAAP (but excluding accounts receivable and intangibles) (Third Supplemental Indenture).

“Unsecured Debt” means all Debt of ours and our Subsidiaries except Secured Debt (Third Supplemental Indenture).

Covenants contained in the Indenture Applicable to the ERP Debt Securities.

Restrictions on Distributions.    We will not make any distribution in respect of our partnership interests, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in our capital for the purpose of acquiring interests in real property or otherwise) if, immediately after the distribution the aggregate of all distributions made since March 31, 1993 shall exceed our and our subsidiaries’ Funds from Operations from March 31, 1993 until the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the distribution; provided, however, that the foregoing limitation shall not apply to any distribution which is necessary to maintain Equity Residential’s status as a REIT under the Internal Revenue Code, if the aggregate principal amount of all of our outstanding Debt and the Debt of our subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets (as defined in the original indenture, Section 1004). Notwithstanding the foregoing, we will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration the payment would have complied with the provisions of the immediately preceding paragraph (Section 1005).

“Funds from Operations” for any period means our Consolidated Net Income for the period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with GAAP (Section 101).

“Consolidated Net Income” for any period means the amount of our consolidated net income (or loss) and that of our subsidiaries for such period determined on a consolidated basis in accordance with GAAP (Section 101).

“Total Assets” as of any date means the sum of (1) our and our subsidiaries’ Undepreciated Real Estate Assets and (2) all other assets of ours and our subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable) (Section 101).

“Undepreciated Real Estate Assets” as of any date means the amount of real estate assets of ours and our subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP (Section 101).

Existence.    Except as permitted under “Merger, Consolidation or Sale,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business, and that the loss thereof is not disadvantageous in any material respect to the holders of the ERP Debt Securities (Section 1006).

Maintenance of Properties.    We will cause all of our properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we shall not be prevented from selling or otherwise disposing of properties for value in the ordinary course of business (Section 1007).

Insurance.    We will and will cause each of our subsidiaries to keep all insurable properties insured against loss or damage at least equal to their then fully insurable value with financially sound and reputable insurers (Section 1008).

Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

(1) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our or our subsidiaries’ income, profits or property, and

(2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our or our subsidiaries’ property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

Provision of Financial Information.    The holders of the ERP Debt Securities will be provided with copies of our annual reports and quarterly reports. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) if we were so subject, such documents to be filed with the SEC on or prior to the respective dates by which we would have been required so to file such documents if we were so subject. We will also in any event

(1) within 15 days of each required filing date (x) transmit by mail to all holders of ERP Debt Securities, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections and (y) file with the Trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections, and

(2) if filing such documents by us with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective holder (Section 1010).

As used herein,

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any series of ERP Debt Securities, the excess, if any, of (1) the aggregate present value as of the date of the redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of that dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, over (2) the aggregate principal amount of the series of ERP Debt Securities being redeemed or paid.

“Reinvestment Rate” means 0.25% (one-fourth of one percent) plus the yield under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by us.

“subsidiary” means a corporation, a limited liability company or a partnership, a majority of the outstanding voting stock or limited liability company or partnership interests, as the case may be, of which is owned, directly or indirectly, by us or by one or more other of our subsidiaries. For the purposes of this definition, “voting stock” means stock or interests having voting power for the election of directors, managing members or trustees, whether at all times or only so long as no senior class of stock or interests has such voting power by reason of any contingency (Section 101).

Other Indenture Covenants That Only Apply to Certain Previously Issued ERP Debt Securities.    The covenants set forth in Section 1004 of the original indenture and Article Two of the second supplemental indenture (the “non-applicable covenants”) do not apply to the ERP Debt Securities offered pursuant to this prospectus. We do have outstanding ERP Debt Securities which have the benefits of the non-applicable covenants, which are more restrictive on us and our subsidiaries.

Additional Covenants and/or Modifications to the Covenants Described Above.    Any additional covenants and/or modifications to the covenants described above with respect to any series of ERP Debt Securities will be set forth in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver.    Indenture provides that the following events are “events of default” with respect to the ERP Debt Securities issued thereunder:

(1) default in the payment of any interest on or Additional Amounts with respect to any debt security of such series when due and payable and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of such series at its maturity;

(3) default in the performance, or breach, of any other covenant or warranty of ours contained in the Indenture (other than a covenant or warranty added to the Indenture solely for the benefit of a series of ERP Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture;

(4) a default under any bond, debenture, note or other evidence of indebtedness of ours, or under any mortgage, indenture or other instrument of ours under which there may be issued or by which there may be secured any indebtedness of ours (or by any subsidiary, the repayment of which we have guaranteed or for which we are directly responsible or liable as obligor or guarantor on a full recourse basis) whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given to us by the trustee or by the holders of at least 10% in principal amount of the outstanding ERP Debt Securities of that series a written notice specifying such default and requiring us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled;

(5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of ours, any Significant Subsidiary or all or substantially all of our or their property; and

(6) any other event of default provided with respect to the ERP Debt Securities of a particular series. (Section 501).

“Significant Subsidiary” means any subsidiary of ours which is a “Significant Subsidiary” (within the meaning of Regulation S-X, promulgated under the Securities Act).

If an event of default under the Indenture with respect to ERP Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding ERP Debt Securities of that series will have the right to declare the principal of (or, if the ERP Debt Securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) and premium (if any) on all of the ERP Debt Securities of that series to be due and payable immediately by written notice thereof to us (and to the Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to ERP Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding ERP

Debt Securities of that series may rescind and annul such declaration and its consequences if

(1) we shall have paid or deposited with the Trustee all required payments of the principal of and premium (if any) and interest on the outstanding ERP Debt Securities of such series that have become due otherwise than by such declaration of acceleration, plus certain fees, expenses, disbursements and advances of the Trustee, and

(2) all events of default, other than the non-payment of accelerated principal or interest, with respect to the ERP Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502).

The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding ERP Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of or premium (if any) or interest on or Additional Amounts payable in respect of any debt security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby (Section 513).

The Trustee will be required to give notice to the holders of ERP Debt Securities within 90 days of a default under the Indenture, unless the default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the holders of any series of ERP Debt Securities of any default with respect to that series (except a default in the payment of the principal of or premium (if any) or interest on or any Additional Amounts with respect to any debt security) if and so long as the responsible officers of the Trustee consider such withholding to be in the interest of those holders (Section 601).

The Indenture provides that no holders of ERP Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding ERP Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of ERP Debt Securities from instituting suit for the enforcement of payment of the principal of and premium (if any) and interest on such ERP Debt Securities at the respective due dates thereof (Section 508).

Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of ERP Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding ERP Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of ERP Debt Securities of such series not joining therein (Section 512).

Within 120 days after the end of each fiscal year, we must deliver to the Trustee a certificate, signed by one of several specified officers of Equity Residential as to the officer’s knowledge of our compliance with all conditions and covenants under the Indenture, and, in the event of any noncompliance, specifying each instance of noncompliance and the nature and status thereof (Section 1011).

Modification of the Indenture.    Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding ERP Debt Securities issued under the Indenture which are affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

(1) change the stated maturity of the principal of (or premium, if any, on), or any installment of principal of or interest on, any debt security;

(2) reduce the principal amount of, or the rate or amount of interest on, or premium payable upon the redemption of, any debt security;

(3) adversely affect any right of repayment at the option of the holder of any debt security;

(4) change the place of payment, or the currency, for payment of principal of any debt security or any premium or interest on any debt security;

(5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity thereof (or in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date);

(6) reduce the above-stated percentage of outstanding ERP Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

(7) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby (Section 902).

The holders of not less than a majority in principal amount of outstanding ERP Debt Securities of each series affected thereby have the right to waive our compliance with certain covenants in the Indenture (Section 1013).

Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any holders of ERP Debt Securities for any of the following purposes:

(1) to evidence the succession of another person as obligor under the Indenture;

(2) to add to our covenants for the benefit of the holders of all or any series of ERP Debt Securities or to surrender any right or power conferred upon us in Indenture;

(3) to add events of default for the benefit of the holders of all or any series of ERP Debt Securities;

(4) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the modification or amendment which is entitled to the benefit of such provision;

(5) to secure the ERP Debt Securities;

(6) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(7) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of ERP Debt Securities of any series issued under the Indenture in any material respect; or

(8) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of ERP Debt Securities, provided that such action shall not adversely affect the interests of the holders of the ERP Debt Securities of any series in any material respect (Section 901).

The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding ERP Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of ERP Debt Securities, ERP Debt Securities owned by us, or by any other obligor upon the ERP Debt Securities or any affiliate of ours, Equity Residential or of any other obligor, shall be disregarded.

The Indenture contains provisions for convening meetings of the holders of ERP Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the outstanding ERP Debt Securities of such series, or in any such case, upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding ERP Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding ERP Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding ERP Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of ERP Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of ERP Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or presenting a majority in principal amount of the outstanding ERP Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding ERP Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding ERP Debt Securities will constitute a quorum (Section 1504).

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of ERP Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding ERP Debt Securities affected thereby, or of the holders of any series and one or more additional series:

(1) there shall be no minimum quorum requirement for the meeting; and

(2) the principal amount of the outstanding ERP Debt Securities of the series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance.    We may discharge certain obligations to holders of any series of ERP Debt Securities that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay and discharge the entire indebtedness on such ERP Debt Securities in respect of principal and premium (if any) and interest to the date of such deposit (if such ERP Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).

The Indenture provides that, if the provisions of Article Fourteen of the Indenture are made applicable to the ERP Debt Securities of or within any series pursuant to Section 301 of the Indenture, we may elect either

(1) to defease and be discharged from any and all obligations with respect to such ERP Debt Securities (except for the obligations to register the transfer or exchange of such ERP Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen ERP Debt Securities, to maintain an office or agency in respect of such ERP Debt Securities and to hold moneys for payment in trust) (referred to herein as “defeasance”) (Section 1402), or

(2) to be released from its obligations with respect to such ERP Debt Securities under Sections 1004 to 1010, inclusive, of the Indenture (being the restrictions described under “Certain Covenants”) and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such ERP Debt Securities (referred to herein as “covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in cash or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and premium (if any) and interest on such ERP Debt Securities on the scheduled due dates therefor.

Such a trust may only be established if, among other things, we have delivered to the applicable Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

“Government Obligations” means securities that are (1) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that are not callable or redeemable at the option or the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

In the event we effect covenant defeasance with respect to any ERP Debt Securities, and those ERP Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (3) under “Events of Default, Notice and Waiver” with respect to Sections 1004 to 1010, inclusive, of the Indenture (which Sections would no longer be applicable to such ERP Debt Securities), the amount of Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such ERP Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such ERP Debt Securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance including any modifications to the provisions described above, with respect to the ERP Debt Securities of or within a particular series.

Optional Redemption of Securities.    Unless otherwise indicated in the prospectus supplement relating to any series of ERP Debt Securities, the ERP Debt Securities may be redeemed at any time at our option, in whole or in part, at the redemption price set forth in the prospectus supplement to be determined at the time the ERP Debt Securities are issued.

From and after notice has been given as provided in the Indenture, if funds for the redemption of any ERP Debt Securities called for redemption shall have been made available on the redemption date, such ERP Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the ERP Debt Securities will be to receive payment of the redemption price.

Notice of optional redemption of any ERP Debt Securities will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the ERP Debt Securities held by the holder to be redeemed.

If we elect to redeem ERP Debt Securities, we will notify the Trustee at lease 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of ERP Debt Securities to be redeemed and the redemption date. If less than all the ERP Debt Securities are to be redeemed, the Trustee shall select the ERP Debt Securities to be redeemed in such manner as it shall deem fair and appropriate.

Subordination.    If the ERP Debt Securities are subordinated debt securities, they may be subordinated to all or a portion of the senior debt securities issued and outstanding or issued in the future.

Book-Entry System.    Unless otherwise indicated in the prospectus supplement, the ERP Debt Securities will initially be issued in the form of one or more global ERP Debt Securities, in registered form, without coupons. Unless otherwise specified in the prospectus supplement, The Depository Trust Company (“DTC”) will act as depository for the global ERP Debt Securities. The global ERP Debt Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. You should refer to the prospectus supplement for more detailed information with respect to the issuance of definitive securities and the terms thereof, and the terms of the depositary arrangements we have made with respect to any global security.

So long as the depository, or its nominee, is the registered owner of a global debt security, such depository or such nominee, as the case may be, will be considered the owner of such global debt security for all purposes under the Indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in one or more global ERP Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the Indenture. Accordingly, each person holding a beneficial interest in a global debt security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global ERP Debt Securities.

Global ERP Debt Securities may be exchanged in whole for certificated securities only if the depository notifies us that it is unwilling or unable to continue as depository for the global ERP Debt Securities or the depository has ceased to be a clearing agency registered under the 1934 Act and, in either case, we thereupon fail to appoint a successor depository within 90 days of our receipt of notice of such an event. DTC is under no obligation to provide its services as depositary for the global ERP Debt Securities of any series and may discontinue providing its services at any time. We may also decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In any such case, we have agreed to notify the trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global ERP Debt Securities, certificated securities representing such ERP Debt Securities will be delivered to DTC and issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such global ERP Debt Securities.

The following is based solely on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with direct participants, the participants. The DTC rules applicable to its participants are on file with the SEC.

Purchases of ERP Debt Securities through the DTC system must be made by or through direct participants, which will receive a credit for such purchases of ERP Debt Securities on the records maintained by DTC or its nominee. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase; however, we expect that they receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the ERP Debt Securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the ERP Debt Securities, except in the event that use of the book-entry system for the ERP Debt Securities is discontinued or in other limited circumstances.

To facilitate subsequent transfers, all ERP Debt Securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of ERP Debt Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the ERP Debt Securities. DTC’s records reflect only the identity of the direct participants to whose accounts such ERP Debt Securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of ERP Debt Securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the ERP Debt Securities, such as redemptions, tenders, defaults, and proposed amendments to documents. For example, beneficial owners of global ERP Debt Securities may wish to ascertain that the nominee holding the ERP Debt Securities for their benefit has agreed to obtain and transmit notices to beneficial owners, in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the ERP Debt Securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

In any case where a vote may be required with respect to the ERP Debt Securities of any series, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global ERP Debt Securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy and to whose accounts the ERP Debt Securities are credited on the record date.

Principal, interest and premium payments, if any, on the global ERP Debt Securities will be made to Cede & Co., as nominee of DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. We also expect that payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, to Cede & Co. is the responsibility of the trustee and us. Disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable; however, we take no responsibility for the accuracy of this information.

The underwriters of ERP Debt Securities may be direct participants of DTC. The descriptions of the operations and procedures set forth above are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlements systems and are subject to change from time to time. None of the trustee, us or any agent for payment on or registration of transfer or exchange of any debt security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such debt security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Guarantees of EQR Debt Securities

At its sole option, ERP Operating Partnership may guarantee (either fully or unconditionally or in a limited manner) the due and punctual payment of the principal of, and any premium and interest on, one or more series of EQR Debt Securities, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantee and the indenture for such EQR Debt Securities, dated as of a date prior to their issuance. The particular terms of the guarantee, if any, will be set forth in a prospectus supplement and supplemental indenture relating to the guaranteed EQR Debt Securities.

FEDERAL INCOME TAX CONSIDERATIONS RELATED TO COMMON SHARES

General

The following discussion summarizes all the federal income tax considerations anticipated to be material to a holder of Common Shares. The applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to Securities other than Common Shares. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

The specific tax attributes of a particular shareholder could have a material impact on the tax considerations associated with the purchase, ownership and disposition of common shares. Therefore, it is essential that each prospective shareholder consult with his or her own tax advisors with regard to the application of the federal income tax laws to the shareholder’s personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, IN LIGHT OF HIS OR HER SPECIFIC OR UNIQUE CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE

FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as set forth in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Our Taxation

We elected REIT status beginning with the year that ended December 31, 1992. In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on the portion of our REIT taxable income or capital gain that we distribute to our shareholders. This treatment substantially eliminates the double taxation that applies to most corporations, which pay a tax on their income and then distribute dividends to shareholders who are in turn taxed on the amount they receive. We elected taxable REIT subsidiary status for certain of our corporate subsidiaries, primarily those engaged in condominium conversion and sale activities. We will be subject to federal income taxes for activities performed by our taxable REIT subsidiaries.

We will be subject to federal income tax at regular corporate rates upon our REIT taxable income or capital gain that we do not distribute to our shareholders. In addition, we will be subject to a 4% excise tax if we do not satisfy specific REIT distribution requirements. We could also be subject to the “alternative minimum tax” on our items of tax preference. In addition, any net income from “prohibited transactions” (i.e., dispositions of property, other than property held by a taxable REIT subsidiary, held primarily for sale to customers in the ordinary course of business) will be subject to a 100% tax. We could also be subject to a 100% penalty tax on certain payments received from or on certain expenses deducted by a taxable REIT subsidiary if any such transaction is not respected by the Internal Revenue Service. If we fail to satisfy the 75% gross income test or the 95% gross income test (described below) but have maintained our qualification as a REIT because we satisfied certain other requirements, we will still generally be subject to a 100% penalty tax on the amount by which we fail such gross income test. If we fail to satisfy any of the REIT asset tests (described below) by more than a de minimis amount, due to reasonable cause, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets. If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure. Moreover, we may be subject to taxes in certain situations and on certain transactions that we do not presently contemplate.

Our qualification and taxation as a REIT depend upon our ability to satisfy on a continuing basis, through actual annual operating and other results, various requirements under the Internal Revenue Code, with regard to, among other things, the sources of our gross income, the composition of our assets, the level of our dividends to shareholders, and the diversity of our share ownership. We believe that we have qualified as a REIT for each of our taxable years commencing with our taxable year ended December 31, 1992, and that our current structure and method of operation is such that we will continue to qualify as a REIT.

DLA Piper LLP (US) has provided an opinion to the effect that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for its taxable years ended December 31, 1992 through December 31, 2009, and that our current organization and method of operation should enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2010 and thereafter. It must be emphasized that this opinion is based on various assumptions and factual representations made by us and the Operating Partnership relating to our organization, prior and expected operations, the Operating Partnership, and all of the various partnerships, limited liability companies and corporate entities in which we presently have an ownership interest, or in which we had an ownership interest in the past. DLA Piper LLP (US) will not review our compliance with these requirements on a continuing basis. No assurance can be given that the actual results of our operations, the Operating Partnership, and the subsidiary entities, the sources of their gross income, the composition of their assets, the level of our dividends to shareholders and the diversity of our share ownership for any given taxable year will satisfy the requirements under the Internal Revenue Code for qualification and taxation as a REIT.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions described herein do not apply, we will be subject to tax on our taxable income at regular corporate rates. We also may be subject to the corporate “alternative minimum tax.” As a result, our failure to qualify as a REIT would significantly reduce the cash we have available to distribute to our shareholders. Unless entitled to statutory relief, we would be disqualified as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to statutory relief.

Our qualification and taxation as a REIT depend on our ability to satisfy various requirements under the Internal Revenue Code. We are required to satisfy these requirements on a continuing basis through actual annual operating and other results. Accordingly, there can be no assurance that we will be able to continue to operate in a manner so as to remain qualified as a REIT.

Ownership of Taxable REIT Subsidiaries by Us.    The Internal Revenue Code provides that REITs may own greater than ten percent of the voting power and value of the securities of “taxable REIT subsidiaries” or “TRSs”, which are corporations subject to tax as a regular “C” corporation that have elected, jointly with a REIT, to be a TRS. Generally, a taxable REIT subsidiary may own assets that cannot otherwise be owned by a REIT and can perform impermissible tenant services (discussed below), which would otherwise taint our rental income under the REIT income tests. However, the REIT will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by our TRSs if the economic arrangements between us, our tenants and the TRS are not comparable to similar arrangements among unrelated parties. A TRS may also receive income from prohibited transactions without incurring the 100% federal income tax liability imposed to REITs. Income from prohibited transactions may include the purchase and sale of land, the purchase and sale of completed development properties and the sale of condominium units.

TRSs pay federal and state income tax at the full applicable corporate rates. The amount of taxes paid on impermissible tenant services income and the sale of real estate held primarily for sale to customers in the ordinary course of business may be material in amount. The TRSs will attempt to minimize the amount of these taxes, but we cannot guarantee whether, or the extent to which, measures taken to minimize these taxes will be successful. To the extent that these companies are required to pay taxes, less cash may be available for distributions to shareholders.

Share Ownership Test and Organizational Requirement.    In order to qualify as a REIT, our shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days of a taxable year that is 12 months, or during a proportionate part of a taxable year of less than 12 months. Also, not more than 50% in value of our shares of beneficial interest may be owned directly or indirectly by applying certain constructive ownership rules, by five or fewer individuals during the last half of each taxable year. In addition, we must meet certain other organizational requirements, including, but not limited to, that (i) the beneficial ownership in us is evidenced by transferable shares and (ii) we are managed by one or more trustees. We believe that we have satisfied all of these tests and all other organizational requirements and that we will continue to do so in the future. In order to ensure compliance with the 100 person test and the 50% share ownership test discussed above, we have placed certain restrictions on the transfer of our shares that are intended to prevent further concentration of share ownership. However, such restrictions may not prevent us from failing these requirements, and thereby failing to qualify as a REIT.

Gross Income Tests.    To qualify as a REIT, we must satisfy two gross income tests:

(1) At least 75% of our gross income for each taxable year must be derived directly or indirectly from rents from real property, investments in real estate and/or real estate mortgages, dividends paid by another REIT and from some types of temporary investments; and

(2) At least 95% of our gross income for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, non-real estate mortgage interest and gain from the sale or disposition of stock or securities.

To qualify as rents from real property for the purpose of satisfying the gross income tests, rental payments must generally be received from unrelated persons and not be based on the net income of the resident. Also, the rent attributable to personal property must not exceed 15% of the total rent. We may generally provide services to residents without “tainting” our rental income only if such services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “impermissible services”. If such services are impermissible, then we may generally provide them without deriving non-qualified income only if they are considered de minimis in amount, or are provided through an independent contractor from whom we derive no revenue and that meets other requirements, or through a taxable REIT subsidiary.

We believe that the services provided to residents by us either are usually or customarily rendered in connection with the rental of real property and not otherwise considered impermissible, or, if considered impermissible services, will meet the de minimis test or will be provided by an independent contractor or taxable REIT subsidiary. However, we cannot provide any assurance that the Internal Revenue Service will agree with these positions.

If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. In this case, a penalty tax would still be applicable as discussed above. Generally, it is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions and in the event these relief provisions do not apply, we will not qualify as a REIT.

Asset Tests.    In general, at the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1) At least 75% of the value of our total assets must be represented by real estate assets (which include for this purpose shares in other real estate investment trusts) and certain cash related items;

(2) Not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;

(3) Except for equity investments in other REITs, qualified REIT subsidiaries (i.e., corporations owned 100% by a REIT that are not TRSs or REITs), or taxable REIT subsidiaries: (a) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and (b) we may not own more than 10% of the value of or the voting securities of any one issuer; and

(4) Not more than 25% (20% for taxable years ending before December 31, 2008) of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

The 10% value test described in clause (3)(b) above does not apply to certain debt securities that fall within a safe harbor under the Internal Revenue Code. Under the safe harbor, the following are not considered “securities” held by us for purposes of this 10% value test: (i) straight debt securities, (ii) any loan of an individual or an estate, (iii) certain rental agreements for the use of tangible property, (iv) any obligation to pay rents from real property, (v) any security issued by a state or any political subdivision thereof, foreign government or Puerto Rico only if the determination of any payment under such security is not based on the profits of another entity or payments on any obligation issued by such other entity, or (vi) any security issued by a REIT. The timing and payment of interest or principal on a security qualifying as straight debt may be subject to a contingency provided that (A) such contingency does not change the effective yield to maturity, not considering a de minimis change which does not exceed the greater of  1/4 of 1% or 5% of the annual yield to maturity or we own $1,000,000 or less of the aggregate issue price or value of the particular issuer’s debt and not more than 12 months of unaccrued interest can be required to be prepaid or (B) the contingency is consistent with commercial practice and the contingency is effective upon a default or the exercise of a prepayment right by the issuer of the debt. If we hold indebtedness from any issuer, including a REIT, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying real estate asset or otherwise satisfies the above safe harbor. We currently own equity interests in certain entities that have elected to be taxed as REITs for federal income tax purposes and are not publicly traded. If any such entity were to fail to qualify as a REIT, we would not meet the 10% voting stock limitation and the 10% value limitation and we would fail to qualify as a REIT. We believe that we and each of the REITs we own an interest in have and will comply with the foregoing asset tests for REIT qualification. However, we cannot provide any assurance that the Internal Revenue Service will agree with our determinations.

If we fail to satisfy the 5% or 10% asset tests described above after a 30-day cure period provided in the Internal Revenue Code, we will be deemed to have met such tests if the value of our non-qualifying assets is de minimis (i.e., does not exceed the lesser of 1% of the total value of our assets at the end of the applicable quarter or $10,000,000) and we dispose of the non-qualifying assets within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by disposing of sufficient assets to meet the asset test within such six month period, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets and disclosing certain information to the Internal Revenue Service. If we cannot avail ourselves of these relief provisions, or if we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

Annual Distribution Requirements.    To qualify as a REIT, we are generally required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to 90% of our REIT taxable income. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made. We intend to make timely distributions sufficient to satisfy our annual distribution requirements. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we are subject to tax on these amounts at regular corporate rates. We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year; (2) 95% of our REIT capital gain net income for the year; and (3) any undistributed taxable income from prior taxable years. A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Ownership of Partnership Interests By Us.    As a result of our ownership of the Operating Partnership, we will be considered to own and derive our proportionate share of the assets and items of income of the Operating Partnership, respectively, for purposes of the REIT asset and income tests, including its share of assets and items of income of any subsidiaries that are partnerships or limited liability companies.

State and Local Taxes.    We may be subject to state or local taxation in various jurisdictions, including those in which we transact business or reside. Our state and local tax treatment may not conform to the federal income tax treatment discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in common shares.

Taxation of Domestic Shareholders Subject to United States Tax

General.    If we qualify as a REIT, distributions made to our taxable domestic shareholders with respect to their common shares, other than capital gain distributions and distributions attributable to taxable REIT subsidiaries, will be treated as ordinary income to the extent that the distributions come out of earnings and profits. These distributions will not be eligible for the dividends received deduction for shareholders that are corporations nor will they constitute “qualified dividend income” under the Internal Revenue Code, meaning that such dividends will be taxed at marginal rates applicable to ordinary income rather than the special capital gain rates applicable to qualified dividend income distributed to shareholders who satisfy applicable holding period requirements. In determining whether distributions are out of earnings and profits, we will allocate our earnings and profits first to preferred shares and second to the common shares. The portion of ordinary dividends which represent ordinary dividends we receive from a TRS, will be designated as “qualified dividend income” to REIT shareholders and are eligible for preferential tax rates if paid to our non-corporate shareholders.

To the extent we make distributions to our taxable domestic shareholders in excess of our earnings and profits, such distributions will be considered a return of capital. Such distributions will be treated as a tax-free distribution and will reduce the tax basis of a shareholder’s common shares by the amount of the distribution so treated. To the extent such distributions cumulatively exceed a taxable domestic shareholder’s tax basis, such distributions are taxable as a gain from the sale of shares. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses.

Dividends declared by a REIT in October, November, or December are deemed to have been paid by the REIT and received by its shareholders on December 31 of that year, so long as the dividends are actually paid during January of the following year. However, this treatment only applies to the extent of the REIT’s earnings and profits existing on December 31. To the extent the shareholder distribution paid in January exceeds available earnings and profits as of December 31, the excess is treated as a distribution taxable to shareholders in the year paid. As such, for tax reporting purposes, January distributions paid to our shareholders may be split between two tax years.

Distributions made by us that we properly designate as capital gain dividends will be taxable to taxable domestic shareholders as gain from the sale or exchange of a capital asset held for more than one year. This treatment applies only to the extent that the designated distributions do not exceed our actual net capital gain for the taxable year. It applies regardless of the period for which a domestic shareholder has held his or her common shares. Despite this general rule, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Generally, we will classify a portion of our designated capital gain dividends as a 15% rate gain distribution and the remaining portion as an unrecaptured Section 1250 gain distribution. A 15% rate gain distribution would be taxable to taxable domestic shareholders that are individuals, estates or trusts at a maximum rate of 15%. An unrecaptured Section 1250 gain distribution would be taxable to taxable domestic shareholders that are individuals, estates or trusts at a maximum rate of 25%.

If, for any taxable year, we elect to designate as capital gain dividends any portion of the dividends paid or made available for the year to holders of all classes of shares of beneficial interest, then the portion of the capital gains dividends that will be allocable to the holders of common shares will be the total capital gain dividends multiplied by a fraction. The numerator of the fraction will be the total dividends paid or made available to the holders of the common shares for the year. The denominator of the fraction will be the total dividends paid or made available to holders of all classes of shares of beneficial interest.

We may elect to retain (rather than distribute as is generally required) net capital gain for a taxable year and pay the income tax on that gain. If we make this election, shareholders must include in income, as long-term capital gain, their proportionate share of the undistributed net capital gain. Shareholders will be treated as having paid their proportionate share of the tax paid by us on these gains. Accordingly, they will receive a tax credit or refund for the amount. Shareholders will increase the basis in their common shares by the difference between the amount of capital gain included in their income and the amount of the tax they are treated as having paid. Our earnings and profits will be adjusted appropriately.

In general, a shareholder will recognize gain or loss for federal income tax purposes on the sale or other disposition of common shares in an amount equal to the difference between:

(a) the amount of cash and the fair market value of any property received in the sale or other disposition; and

(b) the shareholder’s adjusted tax basis in the common shares.

The gain or loss will be capital gain or loss if the common shares were held as a capital asset. Generally, the capital gain or loss will be long-term capital gain or loss if the common shares were held for more than one year.

In general, a loss recognized by a shareholder upon the sale of common shares that were held for six months or less, determined after applying certain holding period rules, will be treated as long-term capital loss to the extent that the shareholder received distributions that were treated as long-term capital gains.

Taxation of Domestic Tax-Exempt Shareholders

Most tax-exempt organizations are not subject to federal income tax except to the extent of their unrelated business taxable income, which is often referred to as “UBTI.” Unless a tax-exempt shareholder holds its common shares as debt financed property or uses the common shares in an unrelated trade or business, distributions to the shareholder should not constitute UBTI. Similarly, if a tax-exempt shareholder sells common shares, the income from the sale should not constitute UBTI unless the shareholder held the shares as debt financed property or used the shares in a trade or business.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, income from owning or selling common shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve so as to offset the income generated by its investment in common shares. These shareholders should consult their own tax advisors concerning these set aside and reserve requirements which are set forth in the Internal Revenue Code.

In addition, certain pension trusts that own more than 10% of a “pension-held REIT” must report a portion of the distributions that they receive from the REIT as UBTI. We have not been and do not expect to be treated as a pension-held REIT for purposes of this rule.

Taxation of Foreign Shareholders

The following is a discussion of certain anticipated United States federal income tax consequences of the ownership and disposition of common shares applicable to a foreign shareholder. For purposes of this discussion, a “foreign shareholder” is any person other than:

(a) a citizen or resident of the United States;

(b) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof; or

(c) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source.

Distributions by Us.    Distributions by us to a foreign shareholder that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our earnings and profits. These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate, or a lower treaty rate, unless the dividends are treated as effectively connected with the conduct by the foreign shareholder of a United States trade or business. Please note that under certain treaties lower with-

holding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a United States trade or business will be subject to tax on a net basis at graduated rates, and are generally not subject to withholding. Certification and disclosure requirements must be satisfied before a dividend is exempt from withholding under this exemption. A foreign shareholder that is a corporation also may be subject to an additional branch profits tax at a 30% rate or a lower treaty rate.

We expect to withhold United States income tax at the rate of 30% on any distributions made to a foreign shareholder unless:

(a) a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with us; or

(b) the foreign shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A distribution in excess of our current or accumulated earnings and profits will not be taxable to a foreign shareholder to the extent that the distribution does not exceed the adjusted basis of the shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of the common shares. To the extent that the distribution exceeds the adjusted basis of the common shares, it will give rise to gain from the sale or exchange of the shareholder’s common shares. The tax treatment of this gain is described below.

We intend to withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution not designated as a capital gain distribution. In such event, a foreign shareholder may seek a refund of the withheld amount from the Internal Revenue Service if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits, and the amount withheld exceeded the foreign shareholder’s United States tax liability with respect to the distribution.

Any capital gain dividend with respect to any class of our stock which is “regularly traded” on an established securities market, will be treated as an ordinary dividend described above, if the foreign shareholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of the distribution. Foreign shareholders generally will not be required to report distributions received from us on United States federal income tax returns and all distributions treated as dividends for United States federal income tax purposes, including any capital gain dividends, will be subject to a 30% United States withholding tax (unless reduced or eliminated under an applicable income tax treaty), as described above. In addition, the branch profits tax will no longer apply to such distributions.

Distributions to a foreign shareholder that we designate at the time of the distributions as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally will not be subject to United States federal income taxation unless:

(a) the investment in the common shares is effectively connected with the foreign shareholder’s United States trade or business, in which case the foreign shareholder will be subject to the same treatment as domestic shareholders, except that a shareholder that is a foreign corporation may also be subject to the branch profits tax, as discussed above; or

(b) the foreign shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Except as described above, under the Foreign Investment in Real Property Tax Act (“FIRPTA”), distributions to a foreign shareholder that are attributable to gain from sales or exchanges of United States real property interests will cause the foreign shareholder to be treated as recognizing the gain as income effectively connected with a United States trade or business. This rule applies whether or not a distribution is designated as a capital gain dividend. Accordingly, foreign shareholders generally would be taxed on these distributions at the same rates applicable to United States shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. In addition, a foreign corporate shareholder might be subject to the branch profits tax discussed above. We are required to withhold 35% of these distributions. The withheld amount can be credited against the foreign shareholder’s United States federal income tax liability.

Although the law is not entirely clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common shares held by United States shareholders would be treated with respect to foreign shareholders in the same manner as actual distributions of capital gain dividends. Under that approach, foreign shareholders would be able to offset as a credit against the United States federal income tax liability their proportionate share of the tax paid by us on these undistributed capital gains. In addition, foreign shareholders would be able to receive from the Internal Revenue Service a refund to the extent their proportionate share of the tax paid by us were to exceed their actual United States federal income tax liability.

Foreign Shareholders’ Sales of Common Shares.    Gain recognized by a foreign shareholder upon the sale or exchange of common shares generally will not be subject to United States taxation unless the shares constitute a “United States real property interest” within the meaning of FIRPTA. The common shares will not constitute a United States real property interest so long as we are a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by foreign shareholders. We believe that we are a domestically controlled REIT. Therefore, we believe that the sale of common shares will not be subject to taxation under FIRPTA. However, because common shares and preferred shares are publicly traded, we cannot guarantee that we will continue to be a domestically controlled REIT. In any event, gain from the sale or exchange of common shares not otherwise subject to FIRPTA will be subject to United States tax, if either:

(a) the investment in the common shares is effectively connected with the foreign shareholder’s United States trade or business, in which case the foreign shareholder will be subject to the same treatment as domestic shareholders with respect to the gain; or

(b) the foreign shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Even if we do not qualify as or cease to be a domestically controlled REIT, gain arising from the sale or exchange by a foreign shareholder of common shares still would not be subject to United States taxation under FIRPTA as a sale of a United States real property interest if:

(a) the class or series of shares being sold is “regularly traded,” as defined by applicable IRS regulations, on an established securities market such as the New York Stock Exchange; and

(b) the selling foreign shareholder owned 5% or less of the value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of common shares were subject to taxation under FIRPTA, the foreign shareholder would be subject to regular United States income tax with respect to the gain in the same manner as a taxable United States shareholder, subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the branch profits tax in the case of foreign corporations. The purchaser of the common shares would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

Information Reporting Requirement and Backup Withholding

We will report to our domestic shareholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, domestic shareholders may be subject to backup withholding. Backup withholding will apply only if such domestic shareholder fails to furnish certain information to us or the Internal Revenue Service. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Domestic shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a domestic shareholder will be allowed as a credit against such person’s United States federal income tax liability and may entitle such person to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Additional Tax Consequences for Holders of Preferred Shares and Depositary Shares

If we offer one or more series of Preferred Shares or Depositary Shares, then there may be additional tax consequences for the holders of such Preferred Shares or Depositary Shares. For a discussion of any such additional consequences, see the applicable prospectus supplement.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, the reduced maximum income tax rate for ordinary income of 35% (rather than 39.6%) for taxpayers taxed at individual rates and certain other tax rate provisions described herein. Shareholders are urged to consult their own tax advisors regarding the effect of sunset provisions in their particular circumstances.

Recent Legislation

Medicare Tax on Unearned Income.    Newly enacted legislation requires certain U.S. shareholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Common Shares.

New Legislation Relating to Foreign Accounts.    Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. shareholders. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. shareholders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. shareholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our stock paid to a foreign financial institution or to a foreign nonfinancial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to payments made after December 31, 2012. Holders of Common Shares should consult their tax advisors regarding this legislation.

PLAN OF DISTRIBUTION

We may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the Securities will be set forth in the applicable prospectus supplement. The prospectus supplement may further state that such underwriters may allow discounts, concessions or commissions to participating dealers. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If the applicable prospectus supplement indicates, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase Securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The amount of each contract and the aggregate principal amount of Securities sold pursuant to contracts shall be the respective amounts stated in the applicable prospectus supplement. Contracts, when authorized, may be made with institutions such as commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (1) the purchase by an institution shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which an institution is subject, and (2) if the Securities are being sold to underwriters, we shall have sold to those underwriters the total principal amount of the Securities less the principal amount thereof covered by contracts.

Some of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedules of Equity Residential and ERP Operating Limited Partnership included in their Current Reports on Form 8-K dated September 14, 2010, and the effectiveness of Equity Residential’s and ERP Operating Limited Partnership’s internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Securities offered hereby and certain tax matters will be passed upon for us by DLA Piper LLP (US), Chicago, Illinois.

Equity Residential